UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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DiamondRock Hospitality Company
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March 24, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Tuesday, May 2, 2023 at 10:00 a.m. Eastern Time. The annual meeting will be held entirely via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/DRH2023, where you will be able to listen to the meeting live, submit questions and vote. Please see the “Questions and Answers About the Annual Meeting” section of this proxy statement for more details regarding the logistics of the virtual annual meeting, including the ability of stockholders to submit questions, and technical details and support related to accessing the virtual platform for the annual meeting.

The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy and vote your shares in person at the meeting.
We look forward to seeing you at the meeting.

Sincerely,

MARK W. BRUGGER
President & Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
2 Bethesda Metro Center
Suite 1400
Bethesda, MD 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 2, 2023

The 2023 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Tuesday, May 2, 2023 at 10:00 a.m. Eastern Time, via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2023
1.    To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;
2.    To approve on a non-binding, advisory basis, our named executive officer compensation;
3.    To consider and vote upon the approval of a non-binding, advisory resolution on the frequency of holding a stockholder advisory vote on our named executive officer compensation;
4.    To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company for the fiscal year ending December 31, 2023; and
5.    To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.
You may vote if you were a stockholder of record as of the close of business on March 10, 2023. If you do not plan to attend the meeting and vote your shares of common stock at the meeting please authorize a proxy to vote your shares in one of the following ways:
•Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);
•Go to the website address shown on your proxy card and authorize a proxy via the Internet; or
•Mark, sign and date the enclosed proxy card and promptly return it in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. TENNIS
Corporate Secretary

March 24, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 2, 2023
The proxy statement and annual report to stockholders are available at www.proxyvote.com

PROXY STATEMENT
DiamondRock Hospitality Company
2 Bethesda Metro Center
Suite 1400
Bethesda, MD 20814

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 24, 2023 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock,” the “Company” or “us”), for exercise at the 2023 annual meeting of our stockholders to be held on Tuesday, May 2, 2023 at 10:00 a.m. Eastern Time via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2023, and at any postponement or adjournment thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to consider and vote upon the following matters set forth in the accompanying notice of meeting: (i) the election of directors nominated by our Board of Directors, (ii) a non-binding, advisory vote on executive compensation, (iii) a non-binding, advisory vote on the frequency of future non-binding, advisory votes on executive compensation, (iv) the ratification of the appointment of KPMG LLP as our independent auditors for 2023 and (v) any other matters that may properly come before the annual meeting for a vote.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”), or if you held shares of our common stock in "street name" through a bank, broker or other nominee, as of the close of business on March 10, 2023, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the record date. Each outstanding share of common stock entitles its holder of record to cast one vote on each matter to be voted upon.
How do I attend the virtual annual meeting?
All stockholders of record of shares of our common stock on the record date, or their designated proxies, will be able to attend and participate in the annual meeting online by accessing www.virtualshareholdermeeting.com/DRH2023 and attending the log in instructions below. Even if you plan to attend the annual meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the annual meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the annual meeting prior to the start time.

Log in Instructions. To attend the annual meeting, log in at www.virtualshareholdermeeting.com/DRH2023. Registered stockholders will need their unique 16-digit control number, which appears on the Notice and the proxy card sent to them. If you are not a registered stockholder but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee) and you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the annual meeting.

Voting and Submitting Questions at the Virtual Annual Meeting. Stockholders will be able to vote electronically and submit questions during the virtual annual meeting. You are entitled to vote at the annual meeting if you were a stockholder as of the close of business on March 10, 2023. Stockholders will be able to ask questions or make comments relating to each proposal at a time designated by the meeting chairperson. All questions presented should relate directly to the agenda item under discussion. The Company reserves the right to exclude questions regarding topics that are not pertinent to meeting matters or company business. If the Company receives substantially similar questions, it may group such questions together and provide a single response to avoid repetition. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.

Non-stockholders will not be permitted to attend the virtual annual meeting.

Technical Assistance. Beginning 30 minutes prior to the start of and during the annual meeting, we will have support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the annual meeting. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, call our support team which will be posted on www.virtualshareholdermeeting.com/DRH2023.
How do I vote?
Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by marking, signing and dating the proxy card and mailing it in the postage-paid envelope provided.
•Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card at any time, 24 hours per day, until 11:59 p.m., Eastern Time, on May 1, 2023. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•Vote by Internet. You may also authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on May 1, 2023. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•Vote by Mail. You may also authorize a proxy to vote your shares by mail by marking, signing and dating your proxy card and returning in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal 4) is considered to be a discretionary item under the NYSE rules, and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal 1), the non-binding, advisory resolution on executive compensation (proposal 2) and the non-binding, advisory resolution on the frequency of future advisory votes on executive compensation (proposal 3) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 210,977,631 shares of common stock outstanding and entitled to vote at the annual meeting. Abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
What is householding?
The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.
If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
May I revoke or change my proxy instructions?
You may revoke or change your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy, or (3) appearing at the virtual annual meeting, revoking your proxy and voting by ballot at the annual meeting.

Any stockholder of record as of the record date may vote at the virtual annual meeting, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the virtual annual meeting will not constitute revocation of a previously given proxy.

How can I access the proxy materials?
For your review, our 2022 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2022), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2022 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2022 are available at http://www.drhc.com/annual_meeting.html.

How do I learn the results of the vote?
Voting results of the annual meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Eight directors will be elected at our 2023 annual meeting of stockholders to serve until our 2024 annual meeting of stockholders and until their respective successors are duly elected and qualify.
The nominees are Mark W. Brugger, Timothy R. Chi, Michael A. Hartmeier, William W. McCarten, Kathleen A. Merrill, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our Fourth Amended and Restated Bylaws, as amended, or our Bylaws.
Vote Required
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to our Board of Directors and our Nominating and Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the recommendation or take other action.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO ABSTAIN ARE GIVEN.

Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2023 annual meeting and our executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 1, 2023. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten(1)	74	Chairman of our Board of Directors and Director
Mark W. Brugger	53	President, Chief Executive Officer and Director
Timothy R. Chi(1)	46	Director
Michael A. Hartmeier(1)	60	Director
Kathleen A. Merrill(1)	63	Director
William J. Shaw(1)	77	Director
Bruce D. Wardinski(1)	62	Lead Director
Tabassum S. Zalotrawala(1)	48	Director
Jeffrey J. Donnelly	52	Executive Vice President and Chief Financial Officer
Justin L. Leonard	45	Executive Vice President, Asset Management and Chief Operating Officer
Troy G. Furbay	56	Executive Vice President and Chief Investment Officer
William J. Tennis	68	Executive Vice President, General Counsel and Corporate Secretary

(1)	Independent Director
The following is a summary of certain biographical information concerning our nominees and senior executive officers:
Nominees
William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was a co-founder of the Company and our Chief Executive Officer from our formation in 2004 until September 2008, when he became Executive Chairman. He retired as Executive Chairman in December 2009. Mr. McCarten also serves on the Board of Directors of Cracker Barrel Old Country Store (Nasdaq: CBRL) and Marriott Vacations Worldwide Corporation (NYSE: VAC).
Mr. McCarten’s prior work experience includes roles with the Marriott Corporation, or Marriott International, Inc. (Nasdaq: MAR), and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, he served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Mr. McCarten also served as President of Marriott International's Services Group from 2001 to 2003, which include Marriott's senior living and distribution businesses. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979. Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970. He served on the Advisory Board of the McIntire School from 1981 to 1996.

Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Mr. Brugger was a co-founder of the Company having served as Executive Vice President, Chief Financial Officer and Treasurer prior to being promoted to Chief Executive Officer. He has received recognition for his work at DiamondRock, including being named to Forbes' list of America’s Most Powerful CEOs 40 and Under. Mr. Brugger

also served as a member of the Board of Directors of Chambers Street Properties from 2013 to 2015, resigning shortly before it merged with another publicly-traded company. Mr. Brugger serves on the Board of Directors of the American Hotel & Lodging Association.
Mr. Brugger’s prior work experience includes several roles at Marriott International, Inc. from 2000 to 2004, including the Chief Executive Officer of their synthetic fuels company and Vice President of Project Finance. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential Properties, Inc. (formerly Coscan Washington, Inc.). Mr. Brugger received a Juris Doctorate cum laude from American University Washington College School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 20 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.
Timothy R. Chi has been a member of our Board of Directors since June 2015. Mr. Chi is the co-founder and Chief Executive Officer of The Knot Worldwide, Inc. (formerly WeddingWire Inc.), a leading global marketplace serving the wedding and events industry worldwide. Previously, Mr. Chi co-founded Blackboard Inc. in 1998, where he pioneered many of Blackboard’s product and strategic initiatives and played a critical role in the success of the company through its public offering in 2004. Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a Master’s of Science degree in Engineering Management from Tufts University. Our Board of Directors has determined that Mr. Chi’s qualifications to serve on our Board of Directors include his experience as a CEO of a major corporation, co-founder of Blackboard, Inc., and his depth of knowledge of social media and the technology industry.
Michael A. Hartmeier has been a member of our Board of Directors since October 2020. Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Lehman Brothers, and its successor Barclays, which he led from 2000 to 2020. Prior to this role, he served as Group Head of the Gaming Investment Group of Credit Suisse First Boston from 1995 to 2000. Mr. Hartmeier has extensive experience identifying, analyzing and evaluating strategic and financial transactions for brands, management companies and real estate owners in the lodging sector. In the lodging real estate investment trust (“REIT”) sector, he served as advisor on numerous high profile mergers and acquisitions. Mr. Hartmeier received a Masters in Business Administration from Harvard Business School and a B.A. in Economics-Business from the University of California at Los Angeles. While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a CPA (non-practicing) and began his career as an auditor at Price Waterhouse. Mr. Hartmeier is a member of the board of directors of Full House Resorts, Inc. (Nasdaq: FLL). Our Board of Directors has determined that Mr. Hartmeier’s qualifications to serve on our Board of Directors include his extensive experience in finance and advising companies in the lodging sector, including REITs, and his experience advising companies throughout his more than 25-year career in investment banking.

Kathleen A. Merrill has been a member of our Board of Directors since February 2019. Mrs. Merrill currently serves as Executive Advisor of Southwest Airlines. Previously, she was the Senior Vice President and Chief Information Officer of Southwest Airlines, a position she held from 2017 to February 2023. In that position, she was responsible for leading all of the airline’s technology efforts to support strategic capabilities. She also served at Southwest Airlines as Vice President of Business Transformation, Corporate Delivery and Technology from 2012 to 2017, as well as Vice President of Strategic Planning and Implementation from 2008 to 2012 and in various technology positions prior to 2008. Prior to joining Southwest Airlines in 2004, Mrs. Merrill held roles at American Airlines and Capital One Auto Finance. Mrs. Merrill received a B.B.A. in marketing from the University of North Texas. Our Board of Directors has determined that Mrs. Merrill’s qualifications to serve on our Board of Directors include her executive experience in the travel industry and her expertise in the field of technology, both of which have become increasingly important in our industry.
William J. Shaw has been a member of our Board of Directors since October 2016. He has served as a director of Marriott Vacation Worldwide Corporation (NYSE: VAC) since July 2011 and as Chairman of the Board of Marriott Vacation Worldwide Corporation since November 2011. He served as Vice Chairman of Marriott International (Nasdaq: MAR) from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He held several other roles at Marriott International since joining Marriott in 1974. Mr. Shaw serves on the Board of Directors of The Carlyle Group, Inc. He also serves on the Board of Trustees of the University of Notre Dame and J.W. Marriott Family Enterprises. Mr. Shaw previously served on the Board of Directors of Marriott International and also served on the Board of Trustees of three funds in the American Family of Mutual Funds. Our Board of Directors has determined that Mr. Shaw's qualifications to serve on our Board of Directors include his extensive management experience with Marriott International, his prominent status in the hospitality industry and his wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer, and his experience as a board member of publicly-traded companies.
Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski is the founder and Chief Executive Officer of Playa Hotels & Resorts N.V. (Nasdaq: PLYA), an owner of all-inclusive resorts located in Mexico and the Caribbean. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to its acquisition by BCC in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company. He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Mr. Wardinski graduated with honors from the University of Virginia and earned an MBA in Finance from the Wharton School of Business at the University of Pennsylvania. He currently serves as Chairman of ServiceSource Foundation, a non-profit advocacy group representing people with disabilities, and serves on the board of George Mason University Foundation. Our Board of Directors has determined that Mr. Wardinski’s qualifications to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.
Tabassum S. Zalotrawala has been a member of our Board of Directors since May 2021. Effective April 2023, Ms. Zalotrawala will serve as the Senior Vice President and U.S. Chief Development Officer for McDonald’s USA, LLC. Ms. Zalotrawala previously served as Chief Development Officer of Chipotle Mexican Grill from 2018 to March 2023. While at Chipotle, Ms. Zalotrawala oversaw global real estate, construction, design and contract administration functions to support the financial and brand performance of Chipotle restaurants worldwide and led the global execution of digital revenue generating initiatives, including the Chipotlane, which was named one of ‘The Most Innovative Architecture Projects of 2020’ by Fast Company. Prior to joining Chipotle, Ms. Zalotrawala spent over seven years at Panda Restaurant Group as Chief Development Officer and Vice President of Development overseeing real estate, architecture and design, facilities, strategic sourcing and construction of Panda Restaurant Group concepts worldwide. Prior to joining Panda Restaurant Group, Ms. Zalotrawala spent over 10 years with Arby’s Restaurant Group, Wendy’s/Arby's Group and Triarc Companies in various leadership positions in development. Ms. Zalotrawala started her career in luxury hospitality, designing high profile palaces & mosques in Muscat, Sultanate of Oman.

Ms. Zalotrawala has experience in brand development, expansion of restaurant concepts, and implementation of branding strategy and strategic growth. She holds a Bachelor of Fine Arts degree in interior design from the School of Planning & Architecture, American Intercontinental University and is a LEED Accredited Professional. In 2018, Ms. Zalotrawala completed the Harvard Business School Advanced Management Program, an intensive program that creates transformational leaders capable of tackling an organization’s toughest challenges. Ms. Zalotrawala was honored with the Exceptional Women Awardee award in 2020. She serves as a member of the Board of Trustees of the International Council of Shopping Centers (ICSC) and is involved in non-profit work as a board member of GLEAM Network. GLEAM is a Global Leadership Enhancement and Mentorship Network serving underrepresented and underserved professionals in the food service industry. Ms. Zalotrawala is also an active member with The National Association of Corporate Directors (NACD) and is a certified board leadership fellow.

Our Board of Directors has determined that Ms. Zalotrawala’s qualifications to serve on our Board of Directors includes her extensive experience in senior management positions with global responsibility for brand design, real estate development and digital revenue generating initiatives.
Executive Officers
Jeffrey J. Donnelly has been our Executive Vice President and Chief Financial Officer since August 2019. Prior to joining DiamondRock, Mr. Donnelly was the Managing Director of Equity Research at Wells Fargo Securities (and its predecessors) from December 2008 to August 2019 where he co-founded Wells Fargo’s Real Estate & Lodging Equity Research Platform. Prior to his role with Wells Fargo, Mr. Donnelly served in various positions with Wachovia Securities, First Union Bank and Everen Securities from 1998 to 2008. Mr. Donnelly was a highly ranked securities analyst in numerous publications including Institutional Investor magazine and The Wall Street Journal among others. From 1992 to 1998, Mr. Donnelly was Assistant Vice President at AEW Capital Management, L.P. with fiduciary responsibilities in asset management and capital markets for a large diversified commercial real estate portfolio. Mr. Donnelly is a Chartered Financial Analyst (CFA), and holds licenses for the Series 7, 63, 86 & 87. He earned a B.B.A. Finance with a dual minor in Economics & Psychology from The George Washington University in 1992 and is founder and trustee of The Rubinstein-Taybi Syndrome Children’s Foundation.
Justin L. Leonard has been our Executive Vice President, Asset Management and Chief Operating Officer since July 2022. Previously, Mr. Leonard was a Senior Principal at Walton Street Capital, a real estate private equity firm, where he held numerous roles for more than 20 years. From 2007 to 2022, Mr. Leonard was responsible for the oversight and asset management of Walton Street Capital’s hotel investments. During his tenure in that role, Mr. Leonard directed the asset management of 60 hotels totaling 20,800 rooms. He has a breadth of experience that spans a cross section of the hospitality space from five-star luxury destination resorts to urban limited service, and he has overseen both independent assets as well as assets affiliated with almost every major global brand and managed by more than 15 different hotel management companies. In addition to overseeing the day-to-day asset management of Walton Street Capital’s hotel portfolio he was also primarily responsible for the disposition of hotel investments and in that capacity sold over 50 hotels at a gross transaction value of over $4 billion. Prior to taking on the asset management of Walton Street Capital’s hotels, Mr. Leonard was a Principal in the acquisition group where he was involved in transactions across all real estate product types. Mr. Leonard holds a B.B.A. in Real Estate from the University of Wisconsin.
Troy G. Furbay has been our Executive Vice President and Chief Investment Officer since April 2014. Previously, Mr. Furbay served as Chief Investment Officer at Loews Hotels & Resorts for four years. Prior to joining Loews, Mr. Furbay was Senior Vice President, Acquisitions and Development at Kimpton Hotels for nine years and prior to that he served in a variety of positions with other hospitality companies. Mr. Furbay received a B.A. from the University of North Carolina at Wilmington in 1989 and an M.B.A. from Fordham University in 1995.
William J. Tennis has been our Executive Vice President, General Counsel and Corporate Secretary since January 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and then as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott International, Inc., Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

Board Skills, Experience and Attributes

The following chart provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business, industry or REIT structure. The chart does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Areas of Expertise	Brugger	Chi	Hartmeier	McCarten	Merrill	Shaw	Wardinski	Zalotrawala
Real Estate	●		●	●			●	●
Hotel Real Estate and Development	●		●	●		●	●
Hotel Operations	●					●	●
Hospitality	●		●	●		●	●
Capital Markets	●		●	●		●	●
Board Experience	●	●	●	●		●	●
Compensation Policy	●	●		●	●	●	●
Corporate Governance	●	●	●	●		●	●
Finance and Accounting	●	●	●	●		●	●
SEC	●					●
REIT	●		●	●			●
Business Head / Corporate Management	●	●		●	●	●	●	●
Construction Management							●	●
Cybersecurity		●			●
Marketing and Sales		●			●			●
SOX/Risk Management	●					●
Technology		●			●			●
Travel Industry	●		●	●	●	●	●

Demographics	Brugger	Chi	Hartmeier	McCarten	Merrill	Shaw	Wardinski	Zalotrawala
Race/Ethnicity
African American
Asian/Pacific Islander		●						●
White/Caucasian	●		●	●	●	●	●
Hispanic/Latino
Native American
Gender
Female					●			●
Male	●	●	●	●		●	●
Board Tenure
Years	14	8	3	19	4	7	10	2

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to create incentives for our named executive officers to maximize long-term stockholder value and also to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2022 compensation of our named executive officers.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Exchange Act, the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, regarding how frequently the Company will submit say-on-pay proposals to our stockholders in the future. Stockholders will be able to specify one of four choices for the proposal on the proxy card; every year, every two years, every three years or abstain.
Our Board of Directors believes that, of the three alternative frequencies, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company's proxy statements is compensation granted in or for the prior fiscal year. Additionally, out Compensation Committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by our Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.
Please mark on the proxy card your preferred frequency by choosing the option of every year, two years or three years or mark “abstain” when you indicate your preference in response to the resolution set forth below.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every year, every two years, or every three years.”
Vote Required; Effect of Vote
In order for any of the three alternative frequencies set forth in the resolution above to be approved, it must receive a majority of the votes cast on this proposal. Because there are four choices, it is possible that none of the alternative frequencies will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to the frequency of say-on-pay proposals by choosing from among these three alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
This proposal is a non-binding, advisory resolution, and therefore will not have any binding legal effect on the Company or our Board of Directors. However, our Board of Directors will consider the results of the vote on this proposal in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO HOLD A SAY-ON-PAY VOTE EVERY YEAR.
PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF INCLUDING THE SAY-ON-PAY RESOLUTION EVERY YEAR.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS
Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year ending December 31, 2023, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Vote Required
The appointment of KPMG LLP as our independent auditor for the current fiscal year will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as DiamondRock’s independent auditor for the year ending December 31, 2023, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2023. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our business is built on relationships - with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of our Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: the former chairman of a public lodging REIT and founder and chief executive officer of a public hotel investment company; the founder and chief executive officer of a major online events planning company; the former president and chief operating officer of Marriott International; a senior executive with experience in real estate, branding and digital strategy; a former executive officer of a major airline company; a former investment banker with experience advising lodging companies and REITs; our former Chief Executive Officer; and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments

•We amended our cybersecurity policy to provide that our executive officers report to the Audit Committee on a quarterly basis whether there have been any cyber-attacks or incidents affecting the Company.
Board Structure
•All of the members of our Board of Directors are elected annually;
•Directors are elected by a majority voting standard in uncontested elections and by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors in a contested election;
•Our Corporate Governance Guidelines include a Director Resignation Policy pursuant to which if a nominee who is already serving as a director is not elected pursuant to the applicable voting standard, the director must tender his or her resignation to the Board and the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee receives more votes against than for his or her election at each of two consecutive annual meetings of stockholders if such elections were uncontested.
•Women represent 25% of the directors nominated to our Board of Directors for the 2023 annual meeting;
•Two directors nominated to our Board of Directors for the 2023 annual meeting are ethnically diverse;
•We have opted out of a provision of the Maryland Unsolicited Takeover Act, the effect of which is that the Company is prohibited, without the approval of stockholders, from classifying our Board of Directors, and we may only opt back into such provisions with the affirmative vote of a majority of votes cast by stockholders;
•All of the members of our Board of Directors, except for our President and Chief Executive Officer, are independent of the Company and its management under the listing standards adopted by the NYSE;
•All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management under the listing standards adopted by the NYSE;
•The independent members of our Board of Directors, as well as each of our committees, meet regularly without the presence of management;
•Five of our seven non-employee director nominees were first appointed or nominated in the last eight years; and

•No member of our Board of Directors serves on the boards of more than two public companies other than the Company, and our Chief Executive Officer does not serve on the board of any public company other than the Company.
Stockholder Rights
•Our Bylaws may be amended by both directors and stockholders by simple majority vote;
•Our Bylaws include proxy access provisions which allow a stockholder or a group of stockholders who meet certain requirements to include director nominees in our proxy materials for our annual meeting; and
•Our Articles of Amendment and Restatement, as amended (our “Charter”), contain majority voting requirements, and not supermajority voting requirements, to approve amendments to our Charter and certain extraordinary actions, such as a merger or other business combination.
Change of Control
•We do not have a stockholder rights plan (i.e., “poison pill”); and
•We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.
Stock Ownership Policies
•To further align the interests of directors and officers with those of long-term stockholders:
•Each non-executive member of our Board of Directors is required to own stock of the Company with a value of five times his or her annual fee for Board membership (excluding additional retainers for serving as non-executive Chairman, Lead Director or Committee Chair); and
•Our Chief Executive Officer and his four direct reports are required to own stock of the Company with a value of six or three times his or her base salary, respectively.
Clawback Policy
•We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated, and would have resulted in a lower incentive cash compensation award, where the executive engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated.
Hedging, Short Sales, and Pledging Policies
•We have adopted policies pursuant to which members of our Board of Directors, each named executive officer and certain other executives are prohibited from:
•selling any securities of the Company that are not owned at the time of the sale (“short sale”); and
•purchasing or selling puts, calls or other derivative securities of the Company at any time.
•Our Insider Trading Policy prohibits members of our Board of Directors, each named executive officer and our employees from pledging any Company securities as collateral for a loan.

Our Board of Directors and Its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Mark W. Brugger, Timothy R. Chi, Michael A. Hartmeier, Kathleen A. Merrill, William W. McCarten, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Mr. McCarten is the Chairman of our Board of Directors and Mr. Wardinski is our lead independent director. Each of our directors stands for election annually.

Director Independence

Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE listing standards, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:
•the director was employed by the Company (except on an interim basis);
•an immediate family member of the director was an officer of the Company;
•the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;
•the director or an immediate family member of the director was employed by a company when a present officer of the Company served on that company’s compensation committee;
•the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation; or
•the director was an employee, or an immediate family member was an executive officer, of a company that made payments to or received payments from the Company for property or services which exceeded the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.
In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates made substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.
Our Board of Directors has determined that each of Messrs. Chi, Hartmeier, Shaw and Wardinski and Mses. Merrill and Zalotrawala is an “independent” director under our independence standards and under the NYSE listing standards. These six director nominees will comprise a majority of our eight-member Board of Directors following the election of directors at the 2023 annual meeting.
In addition, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE listing standards, as determined by our Board of Directors. Mr. McCarten ceased to be a named executive officer of the Company effective January 1, 2010. Further, our Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing director independence. Therefore, the only member of our Board of Directors who is not independent under the NYSE listing standards and our independence standards is Mr. Brugger, our President and Chief Executive Officer.

Meetings
Our Board of Directors met five times during 2022. Each of our directors attended at least 75% of the aggregate of (i) the number of meetings of our Board of Directors in 2022 and (ii) the number of meetings of committees of our Board of Directors during the period that such person served on our Board of Directors and on such committee. We expect each of our directors to attend our annual meeting of stockholders, including by means of remote communication. In 2022, all of our directors attended our annual meeting of stockholders by means of remote communication.
Directors who qualify as being “non-management” within the meaning of the NYSE listing standards meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Wardinski, the Lead Director of our Board of Directors.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Company” and subheading “Corporate Governance.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
There are no executives serving on the Audit Committee, Nominating and Corporate Governance Committee or Compensation Committee.
Our Board of Directors may from time to time establish special or standing committees to facilitate the direction of the management of the business and affairs of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.
The table below shows current membership for each of the standing committees of our Board of Directors.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
William J. Shaw*	Timothy R. Chi*	Bruce D. Wardinski*
Timothy R. Chi	Michael A. Hartmeier	Timothy R. Chi
Michael A. Hartmeier	Kathleen A. Merrill	Michael A. Hartmeier
Kathleen A. Merrill	William J. Shaw	Kathleen A. Merrill
Bruce D. Wardinski	Bruce D. Wardinski	William J. Shaw
Tabassum S. Zalotrawala	Tabassum S. Zalotrawala	Tabassum S. Zalotrawala
* Denotes committee chair.
Audit Committee
Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function. In addition, our Audit Committee provides oversight to our management in management’s efforts to ensure that our internal control systems over financial reporting processes comply with all relevant rules and regulations promulgated by either the NYSE or the SEC. At least annually, our Audit Committee discusses the Company’s cybersecurity program and receives quarterly updates from internal audit or management on cybersecurity breaches or other developments.
During 2022, our Audit Committee was comprised of six of our independent directors: William J. Shaw (Chair), Timothy R. Chi, Michael A. Hartmeier, Kathleen A. Merrill, Bruce D. Wardinski and Tabassum S. Zalotrawala. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of

Directors determined that each of Messrs. Hartmeier, Shaw and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.
Our Audit Committee met four times during 2022 and each of the members attended at least 75% of the meetings of the Audit Committee.

The Report of our Audit Committee is included in this proxy statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code. The charter for the Nominating and Corporate Governance Committee was amended in February 2021 to include oversight of the Company's Environmental, Social and Governance policies and initiatives.

During 2022, our Nominating and Corporate Governance Committee was comprised of six of our independent directors: Timothy R. Chi (Chair), Michael A. Hartmeier, Kathleen A. Merrill, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Our Nominating and Corporate Governance Committee met four times during 2022 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.
Compensation Committee
Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.

During 2022, our Compensation Committee was comprised of six of our independent directors: Bruce D. Wardinski (Chair), Timothy R. Chi, Michael A. Hartmeier, Kathleen A. Merrill, William J. Shaw and Tabassum S. Zalotrawala. Our Compensation Committee met four times during 2022 and each of the members attended at least 75% of the meetings of our Compensation Committee.

Pursuant to its charter, our Compensation Committee is authorized to retain any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In 2022, as in previous years, our Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its consultant. Under the direction of our Compensation Committee, FW Cook advises and consults on compensation issues and compensation design and conducts analyses of regulatory, legislative and accounting developments and competitive practices related to executive compensation. FW Cook assisted our Compensation Committee in the design, structure and implementation of the executive compensation program for 2022. FW Cook reports directly to our Compensation Committee, and a representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee chair or its members outside of meetings. FW Cook does no other work for the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, FW Cook addressed each of the six independence factors established by the NYSE with our Compensation Committee. Their responses affirmed the independence of FW Cook on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of FW Cook does not raise any conflicts of interest or similar concerns.
The Report of our Compensation Committee is included in this proxy statement.

Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2023 annual meeting. All stockholder recommendations for director candidates for election at our 2024 annual meeting must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:
•the name and address of record of the stockholder;
•a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act;
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;
•a description of all arrangements or understandings between the stockholder and the proposed director candidate;
•the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in our Bylaws and described in the section titled “Stockholder Nominations of Directors.”
Proxy Access
Our Bylaws include a proxy access provision, which permits a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include certain director nominees in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three years;
•represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and
•provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:
•have the highest personal and professional integrity;
•have demonstrated exceptional ability and judgment; and
•be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:
•a majority of our Board of Directors will be “independent” as defined by the NYSE listing standards;
•each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and
•at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.
Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Criteria and Diversity
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. While we do not have a formal diversity policy, our Board of Directors believes that diversity and commensurate different viewpoints and perspectives strengthens the ability of our Board of Directors to perform its responsibilities and make sound strategic decisions. Our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, including diversity. We are nominating two women (25% of our director nominees) for election to our Board of Directors at the 2023 annual meeting. In addition, 25% of our director nominees are ethnically diverse.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that at the present time it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals elected to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the Lead Director, sets the agenda for meetings of the Board of Directors.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “Lead Director” structure pursuant to which one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Wardinski is our Lead Director. The Lead Director is the presiding director when our Board of Directors meets in executive session. In addition, our Lead Director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.
The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention.

As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management, including with respect to cybersecurity risks. On an annual basis our internal auditors, PwC LLP, interviews each of our executive officers, certain other officers and certain members of our Board of Directors to determine and evaluate risks that could impact the operations, financing or performance of the Company. PwC LLP also reviews the Company’s strategic objectives, pertinent information relevant to the Company and the industry, the strategies deployed against the top risks and results of internal audits and Sarbanes-Oxley test results and findings. PwC LLP relies on a top-down approach in which the focus is on risks that impact shareholder value, with a linkage to the Company’s strategic initiatives. The top ten risks are then identified and assessed. For each such risk, PwC LLP provides a description of the risk, the key risk mitigation activities and the executive officer(s) responsible for monitoring the risk. PwC LLP also compiles a list of risks that are not considered to be in the top ten and also charts the Company’s response to each of these risks. This risk assessment is presented to and reviewed by the Audit Committee annually.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares, which encourage our executives to maintain as well as increase stockholder value. We have not granted stock options in over a decade. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period in terms of stockholder return relative to a lodging REIT peer group and hotel market share improvement. Our clawback policy, stock ownership policies and anti-hedging and anti-pledging policies further mitigate risk. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”
Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chair of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. In addition, you may do so online at https://www.drhc.com/whistleblower.php. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
Any stockholder or interested party may communicate with our non-management directors as a group by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).
Other Corporate Governance Matters
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at https://www.drhc.com under the heading “Company” and subheading “Corporate Governance” and under the document entitled “Code of Business Conduct and Ethics.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at https://www.drhc.com under the heading “Company”, under the subheading “Corporate Governance” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chair of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:
•the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;
•the fact of the common directorship or interest is disclosed to stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or
•the contract or transaction is fair and reasonable to the corporation.
Succession Policy
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.
Cybersecurity Policy
In December 2021, we established a cybersecurity policy and posted this policy on our website. The policy includes procedures for communicating any cyber-attacks or incidents affecting the Company to our Board of Directors, executive officers, employees, outside counsel and external advisors. The policy also contains provisions regarding password management, protecting devices, confidentiality, reporting of perceived attacks and disciplinary action for failure to comply.
Environmental Stewardship, Social Responsibility and Governance (ESG)
In 2022, we were recognized by the GRESB Survey - Standing Investments (the “GRESB Report”) as the America's Regional Sector Leader for Hotels.

We are committed to strong environmental, social and governance practices and related disclosure. We are committed to enhancing the value of our sustainability platform through open and transparent communications with our stakeholders. Our sustainability objectives are designed to support our Company's vision and strategic principles through measures to:

•reduce energy and water consumption;
•increase profitability at our hotels;
•proactively manage environmental risks; and
•make positive contributions to communities.

To help us measure our Corporate Responsibility program’s success, we began publishing an annual Corporate Responsibility Report (“CRR”) in 2013, which focuses on our initiatives to enhance Corporate Responsibility progress. In December 2022, our ninth CRR included information about our Corporate Responsibility program, strategy, initiatives, performance statistics, reduction targets, progress toward achieving our reduction targets, and additional disclosures. The CRR included several enhancements including a net zero commitment by 2050 and new 2030 environmental targets designed to increase energy from renewable sources while reducing energy, carbon, water, and waste intensity using 2019 as a new base year.
In order to assist investors with better understanding the Company’s environmental, social and governance performance, the Company continued to post disclosures on our website in accordance with the framework established by the Global Reporting Initiative (“GRI Index”) throughout 2022. This framework displays our results in uniform and globally accepted categories, enhancing the ability to compare our results to other organizations. Additionally, the Company added disclosures in accordance with the framework established by the Task Force on Climate-Related Financial Disclosures (“TCFD”) to our website.
Annually, we submit a response to the GRESB Report, which benchmarks the Company's approach and performance on environmental, social and governance indicators against other real estate companies. In 2022, we achieved the highest score in the America’s Hotel Sector, earned four Green Stars and earned Green Star Status for the fifth straight year according to the GRESB Real Estate Assessment. We also ranked second among the United States of America Hotel peer set and achieved a score of “A” on the GRESB Public Disclosure Assessment in 2022. The GRESB Report is available on our website at https://www.drhc.com under the heading “Investor Relations” and subheading “Sustainability Report.”
The Company continued to make progress as a leader in the quality of our environmental, social and governance disclosures over the past year. In 2022, our performance-based rating from ISS ESG Corporate Rating ranked us in the top ten percent (10.0%) of all participating companies worldwide, earning us the designation of Prime Status for Corporate ESG Performance.

In 2022, we invested additional resources to support our Corporate Responsibility program and updated our existing Environmental Policy and Cybersecurity Policy.
In 2022, our cross-department Corporate Responsibility Committee, comprised of our Chief Financial Officer, General Counsel, internal associates and external advisors, continued to enhance our responsibility efforts, track responsibility initiatives, and uncover new areas of opportunity. The Corporate Responsibility Committee reports to our Nominating and Corporate Governance Committee quarterly and our Board of Directors annually. Pursuant to its charter, our Nominating and Corporate Governance Committee reviews and approves the Company’s activities, goals and policies concerning environmental stewardship and social responsibility matters in addition to its role concerning governance matters.
We are committed to transparent reporting of our ESG results. In 2022, we continued to strengthen the level of disclosure with relevant international standards and best practices, specifically The Value Reporting Foundation (formerly known as the Sustainable Accounting Standards Board or SASB) for the Real Estate Sector. Additionally, to ensure the accuracy and completeness of our environmental reporting, our 2021 environmental performance data was verified by an independent third-party.
For more information on our Corporate Responsibility program and enterprise-wide policies, please review the current copy of our Sustainability Report by visiting http://investor.drhc.com/sustainability-report. The information found on or otherwise available through our website is not incorporated by reference into, not does it form a part of, this proxy statement.

DIRECTOR COMPENSATION
The following chart summarizes the compensation earned by our non-employee directors in 2022. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(7)	All Other Compensation ($)(8)	Total ($)
William W. McCarten(2)	187,500	100,000	—	287,500
(Chairman)
Bruce D. Wardinski (3)	127,500	100,000	—	227,500
(Lead Director and Compensation Committee Chair)
Timothy R. Chi (3)	97,500	100,000	—	197,500
(Director and Nominating and Corporate Governance Committee Chair)
Michael A. Hartmeier (4)	87,500	100,000	—	187,500
(Director)
Kathleen A. Merrill (5)	87,500	100,000	—	187,500
(Director)
William J. Shaw (3)	102,500	100,000	—	202,500
(Director and Audit Committee Chair)
Tabassum S. Zalotrawala (6)	87,500	100,000	—	187,500
(Director)
(1)    Mr. Brugger is not included in this table because he was an employee of the Company in 2022 and thus received no separate compensation for service as a director.
(2)    As of December 31, 2022, Mr. McCarten held 30,713 deferred stock units.
(3)    Messrs. Wardinski, Chi, and Shaw do not have any outstanding deferred stock awards as of December 31, 2022.

(4)    As of December 31, 2022, Mr. Hartmeier held 20,734 deferred stock units.
(5)    As of December 31, 2022, Ms. Merrill held 33,280 deferred stock units.
(6)    As of December 31, 2022, Ms. Zalotrawala held 20,694 deferred stock units.
(7)    The amounts set forth in this column represent the grant-date fair value of unrestricted stock awards to our non-employee directors. Each non-employee director was granted 10,277 fully vested shares of common stock on May 10, 2022, except directors who deferred the receipt of the annual unrestricted stock award. All such shares had a market value of $100,000 on the grant date, based on the opening price for shares of our common stock on the NYSE on such day. The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Mr. Hartmeier and Ms. Zalotrawala elected to receive deferred stock units and Messrs. Chi, McCarten, Shaw and Wardinski and Ms. Merrill elected to receive shares of common stock.
(8)    All other compensation represents reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.
Reasonableness of Non-Employee Director Compensation
Our philosophy on director compensation is to pay directors competitively and fairly for the work required. The design of our program is consistent with recognized best practice with the following provisions:
•Retainer-only cash compensation with no fees for attending meetings that is an expected part of board service.
•Additional retainers for special roles such as Chairman of the Board, Lead Director and committee chairs to recognize their incremental time and effort.
•Significant portion of total compensation in full-value equity shares, for alignment with stockholders, where annual grants are based on a competitive fixed-value formula and vest immediately to avoid director entrenchment.
•Meaningful stock ownership requirements of five times the annual cash retainer.
•Flexible voluntary deferral provisions and no material benefits or perquisites.
•Our 2016 Equity Incentive Plan, approved by stockholders at the 2016 annual meeting, includes a $500,000 annual compensation limit on all forms of compensation for non-employee directors other than the chairman and vice chairman of our Board of Directors.

Our Compensation Committee periodically reviews the compensation of our non-employee directors. In 2022, our Compensation Committee engaged FW Cook to conduct a study of non-employee director compensation programs in place at comparable public companies. The comparable companies were the same lodging REITs as were used in competitive comparisons of executive compensation (see Compensation Discussion and Analysis - Use of Competitive Set). Based on the recommendation of FW Cook in August 2022, the annual compensation was increased by $10,000, split equally between the annual cash retainer and equity compensation.

Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of all independent directors in 2022 and often a meeting might discuss matters involving the area of responsibility of more than one committee.

The following chart reflects the annual cash retainers paid to our non-employee directors in 2022.

Name	Annual Fee for Board Membership (1)	Annual Fee for Chairman of the Board, Committee Chairs & Lead Director	Total Cash Fees Paid
William W. McCarten	$87,500	$100,000	$187,500
(Chairman)
Bruce D. Wardinski (1)	$87,500	$40,000	$127,500
(Lead Director and Compensation Committee Chair)
Timothy R. Chi	$87,500	$10,000	$97,500
(Director and Nominating and Corporate Governance Committee Chair)
Michael A. Hartmeier	$87,500	$—	$87,500
(Director)
Kathleen A. Merrill	$87,500	$—	$87,500
(Director)
William J. Shaw	$87,500	$15,000	$102,500
(Director and Audit Committee Chair)
Tabassum S. Zalotrawala	$87,500	$—	$87,500
(Director)
(1)The additional annual retainer for our Lead Director is $25,000 and the additional annual retainer for our Compensation Committee Chair is $15,000.
Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully-vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors.
On May 10, 2022, we issued (i) 10,277 shares of common stock to each of those directors electing to receive the equity award and (ii) 10,277 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $100,000, based on the opening stock price for our common stock on that date. Mr. Hartmeier and Ms. Zalotrawala elected to defer the receipt of this unrestricted stock award.
Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who received such reimbursement and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
Under our stock ownership policy, each of our non-employee directors has an ownership target which establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. We count towards this minimum stock ownership target owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual cash retainer for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($8.27 per share for 2023). Until a non-employee director achieves the minimum stock ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market. Each of our non-employee directors holds shares in excess of his or her 2023 ownership target, except Ms. Zalotrawala, who was elected to our Board of Directors in 2021 and has not had sufficient time to accumulate shares equal to the ownership target.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our “named executive officers” for 2022 were as follows:

Name	Title
Mark W. Brugger	President and Chief Executive Officer
Jeffrey J. Donnelly	Executive Vice President and Chief Financial Officer
Justin L. Leonard(1)	Executive Vice President, Asset Management and Chief Operating Officer
Troy G. Furbay	Executive Vice President and Chief Investment Officer
William J. Tennis	Executive Vice President, General Counsel and Secretary
Thomas G. Healy(2)	Former Executive Vice President and Chief Operating Officer
(1) Mr. Leonard became our Executive Vice President, Asset Management and Chief Operating Officer effective July 18, 2022.
(2) Mr. Healy resigned from the Company effective April 15, 2022.
Our executive compensation program has been designed to meet the following objectives:
•to be straightforward, transparent and market-based;
•to create proper incentives for our executive team to achieve corporate and individual strategic objectives and maximize sustainable long-term stockholder value; and
•to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.
Company Highlights
In 2022, while the U.S. economy regained gross domestic product losses and surpassed pre-pandemic activity levels, the travel industry had yet to fully recover pre-pandemic demand as a result of significantly reduced demand from business travelers and group meetings. Our executive officers continued aggressive actions in 2022 to reduce expenses at our hotels dependent on business travelers and group meetings while pivoting the Company to capitalize upon the ongoing robust reacceleration in leisure travel demand. We continued to successfully execute on our strategic objectives including an intense focus on asset management, capital allocation, and balance sheet management. We completed several significant accomplishments in 2022, including:
Operational Accomplishments
•Generated total revenues of $1.0 billion, which was an increase of 76.6% over 2021 and the highest revenues in the Company's history.
•Generated Hotel Adjusted EBITDA of $312.1 million, which was an increase of 171% over 2021.

Portfolio Enhancements
•Acquired three hotels in 2022, Tranquility Bay Beachfront Resort, Kimpton Fort Lauderdale Beach and Lake Austin Spa Resort, which increased our resort portfolio.
•Completed approximately $68 million of capital investment projects to maintain our hotels at institutional standards and for return on investment projects.
•Rebranded the JW Marriott Denver Cherry Creek as Hotel Clio, A Luxury Collection Hotel, which included a renovation of the hotel's public space and food & beverage outlets. The rebranding is expected to successfully drive incremental average daily rate, food & beverage revenue, group sales production, profitability, and asset value.
Balance Sheet Accomplishments
•Amended and restated our $750 million credit facility, which increased the total capacity to $1.2 billion and extended our debt maturity schedule.
•Prepaid all of our 2023 debt maturities with the proceeds of the credit facility amendment.
•Ended 2022 with a weighted average borrowing cost of 4.8%, a weighted average maturity of approximately 3.7 years and 31 of our 35 hotels unencumbered by mortgage debt.
•Ended 2022 with total liquidity of approximately $590 million.
ESG Accomplishments
•Continued leadership in ISS-ESG Corporate Ranking by achieving top 1% of all U.S. real estate companies.
•Completed an energy-saving pilot program at two hotels, which is expected to be rolled out to our other hotels.
•Installed "smart" thermostats at 21 hotels in 2022.
•Launched a composting program at one of our hotels, which is expected to be rolled out to additional hotels in 2023.

The Compensation Committee believes that these achievements demonstrate thorough business planning, adaptability of the executives, effectiveness of this team working together as one unit under the direction of Mr. Brugger and the resilience of our balance sheet built by the executive team over many years to withstand extreme downturns.

2022 Compensation Program Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose		Process/Highlights
Base Salary	•	Fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed each year by the Compensation Committee with assistance from its compensation consultant.
	•	Based on competitive market, individual role, experience, performance and potential.	•	Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.
Annual Cash Incentive Compensation	•	Performance-based cash incentives that reward achievement of annual performance objectives.	•	Based on performance against the joint objectives and the individual objectives, the actual cash incentive awards ranged from 169% to 180% of each executive's target opportunity.
	•	Tied to Company's business plan and strategic goals.	•	Refer to the subsection entitled “Cash Incentive Compensation Program” under the discussion of “Compensation Elements” for more detail.
•
Our 2022 annual cash incentive program for executives was based 85% on achievement of joint objectives common to all executives and 15% based on individual goals specific for each executive. The joint objectives included several financial and strategic objectives, the most heavily weighted of which was Hotel Adjusted EBITDA.

Long-Term Equity Incentive Compensation	•	Aligns executive compensation with total stockholder return and hotel market share improvement over multi-year performance and vesting periods.	•	Grants are made in the first quarter each year.
	•	50% of long-term equity incentives vest subject to pre-established multi-year performance objectives.	•	Grants made in 2022 were 50% in performance stock units (“PSUs”) and 50% in time-based restricted stock.
	•	Promotes retention of key talent.	•	PSUs may be earned from 0% to 150% of a target number of PSUs. 50% of the PSUs are based on our total stockholder return (“TSR”) relative to a peer group over a three-year performance period and 50% of the PSUs are based on achieving improvement in the market share of our hotels over a three-year performance period. The number of PSUs earned based on relative TSR is subject to a “negative TSR cap” that limits the number of PSUs earned to no more than the target amount if absolute TSR is negative for the performance period. Refer to the subsection entitled “Long-Term Incentive Compensation” under the discussion of “Compensation Elements” for more detail.

Compensation Component	Description and Purpose		Process/Highlights
Benefits and Limited Perquisites	•	Designed to attract and retain high-performing employees.	•	All employee plans are reviewed annually.
	•	Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.
	•	Named executive officers participate in the same benefits plans as all other employees, with the exception of a deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect for the deferred compensation plan.
	•	As a member of our Board of Directors, Mr. Brugger is entitled to annual reimbursement of up to $10,000 for certain hotel stays, which he has never used.
Target Direct Compensation Mix
The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of time-based restricted stock and PSUs) for our Chief Executive Officer and the average of our other named executive officers (“NEOs”) in 2022.
    Other NEOs include Messrs. Donnelly, Furbay, Leonard, and Tennis. Mr. Healy is excluded from this chart because he resigned from the Company effective April 15, 2022.
Pay and Performance Alignment
As the pie graphs above illustrate, the majority of our CEO’s ongoing pay opportunity and approximately half of our other named executive officers’ pay opportunities are performance-based and in the form of long-term equity awards, which are aligned with stockholder interests. As a result, actual pay delivery for the CEO and other named executive officers are closely correlated with performance on both an absolute and relative basis.
Our Compensation Committee believes that our long-term incentive program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value.

Compensation Best Practices
Our executive compensation program incorporates the following best practices:
•Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.
•No guarantees of minimum cash incentive payments are provided for executives after the year of hire.
•The target pay opportunity for our Chief Executive Officer is approximately 60% and, on average, for our other named executive officers is approximately 50% in the form of long-term equity incentives.
•One half of the long-term equity incentives are tied to the achievement of multi-year relative TSR and market share performance goals.
•Payout of multi-year relative TSR performance incentives are capped at target if our absolute TSR is negative for the three-year performance period, regardless of our relative TSR performance.
•Our Compensation Committee requires the personal goal component of the annual cash incentive plan to be specific and measurable.

•Our equity plan prohibits liberal share recycling.
•Our equity plan requires a minimum of one-year vesting on any equity awards issued to executives.
•There are no stock options outstanding, and the Company has not issued stock options in over a decade.
•Any change in control payments under severance agreements are subject to a “double-trigger.”
•Named executive officers are required to accumulate and hold a meaningful amount of stock. The ownership target for the Chief Executive Officer is six times his base salary and three times base salary in the case of all other executive officers.
•No perquisites are provided to named executive officers that are not otherwise provided to all employees, except executive officers and certain senior-level employees may participate in our deferred compensation plan. There is no Company match in effect under our deferred compensation plan.
•In his capacity as a member of our Board of Directors, Mr. Brugger is entitled to reimbursement up to $10,000 for lodging, meals and certain other expenses at hotels either owned by us or other hotels, which he has never used.
•Our Compensation Committee retains and meets regularly with an independent compensation consultant who advises on executive and director compensation.
•Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.
•A clawback policy is in effect to recover amounts inappropriately paid in the event of certain restatements of our financial statements.
•An anti-hedging policy is in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.
•Pledging of Company securities is prohibited.
•Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.

Say-On-Pay Results and Investor Outreach
At the 2022 annual meeting of stockholders, 52.6% of votes cast were in support of the annual, advisory “say-on-pay” proposal. Although this support level was sufficient to approve the proposal, it was less than we expected and well below the level of support we received on the say-on-pay proposal in each of the prior three years.
Say-On-Pay Proposal Results

Year	2019	2020	2021	2022
Result	96.2%	96.7%	95.0%	52.6%
Stockholder Engagement
In addition to our normal,ongoing stockholder engagement, we expanded our efforts to better understand stockholder views on our executive officer compensation program and what drove the lower level of support for the 2022 say-on-pay proposal. We reached out to 61 stockholders holding approximately 94% of our outstanding common shares. We received responses and held meetings with 39 stockholders holding approximately 80% of our outstanding common shares. Participants in these meeting included executives in our legal and finance departments. In addition, Mr. Wardinski, our Lead Director and Compensation Committee Chair, participated in calls with three top stockholders representing over 25% of our outstanding common shares.
Overall, stockholders expressed support for our business strategy, our management team and Board of Directors, and the design of our ongoing compensation program. However, stockholders had some concerns regarding the special retention awards granted in 2021 and they offered suggestions to improve our program. Our stockholders understand that we have not previously made one-time special awards to executive officers and the rationale for making the one-time special retention awards in 2021 was to retain key executives in an unusually competitive market. Indeed, many stockholders noted that notwithstanding the retention awards, one executive officer resigned from the Company to join a private equity firm at which time he forfeited his retention award. The following table summarizes the major points raised by our stockholders and our response to this feedback.

What We Heard		How We Responded
•
2021 Special Retention Awards. Certain stockholders expressed concern about the special retention awards granted to our executive officers in February 2021. While most stockholders understood the rationale for these awards as described in our 2022 proxy statement, several explained that these awards were the primary driver of their "against" vote for the say-on-pay resolution.
		•	Our Compensation Committee has determined that it will not make any special or one-time awards outside of the ongoing executive compensation program, except for new hires, absent extraordinary circumstances.
•	Short-Term Compensation Objectives. Certain stockholders expressed that it is helpful to see detailed descriptions of short-term compensation objectives.	•	We detailed the individual objectives for each executive officer in determining the annual cash incentive award in the Compensation Discussion and Analysis.
•	ESG Measures in Incentive Plans. Certain stockholders were supportive of including ESG goals in the determination of executive compensation.	•	Our Compensation Committee included ESG goals in the determination of the annual cash incentive awards for our executive officers.
•	Incentive Program Structure. Certain stockholders indicated a preference for an executive compensation program structure consistent with that used prior to 2020.	•	In 2022, our Compensation Committee resumed measuring financial performance under our annual cash incentive program over a full year as opposed to the two six month periods used in 2021 and resumed the three-year measurement period for hotel market share PSUs.

We believe that these changes, together with the changes made in previous years in response to stockholder feedback, including ensuring at least 50% of the long-term incentive awards are performance-based and limiting the PSU payout to no more than target in the event absolute TSR is negative, demonstrates that the Company has been fully responsive to feedback received from our stockholders with respect to executive compensation.
The Company will continue to regularly engage with our stockholders on executive compensation matters and will continue to strive to address issues and suggestions received through these stockholder engagement efforts. We believe that our regular robust dialogue on these and other topics demonstrates our commitment to strong corporate governance.
Compensation Committee Procedures, Compensation Consultant and Input of Named Executive Officers
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for all other executive officers. Our Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.
Independent Consultant
FW Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FW Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. FW Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, our Compensation Committee permits FW Cook to receive input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the current year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee also reviews appropriate compensation studies and surveys. After the review, our Compensation Committee finalizes and approves the design of the compensation plan for the upcoming year.
Our Compensation Committee directed FW Cook to provide a benchmarking study of executive officer compensation compared to similarly situated REITs, or what we call our “competitive set.” Following the review of the study and considering the skill level of each executive, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Use of Competitive Set
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. As we target our total compensation to be at or close to the median of our competitive set, we seek to ensure that approximately half of the target compensation opportunity provided to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive set. We generally attempt to pay base salaries at levels competitive with that of our competitive set.
In 2021, FW Cook conducted a competitive analysis of executive compensation levels against our competitive set to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives and our incentive program for 2022. The competitive set was comprised of 11 lodging-focused, self-managed REITs with market capitalization in range with the Company's market capitalization. Additionally, we typically review the executive compensation practices at Host Hotels & Resorts, Inc. (NASDAQ: HST), but we exclude this information from summary statistics as HST is substantially larger than us. The REITs in our competitive set for the analysis were:

Lodging REIT Competitive Set
		Market Capitalization as of 12/31/22 (in millions)
Company	Ticker Symbol	Regular	UPREIT
Apple Hospitality REIT	APLE	$3,610	$3,610
Chatham Lodging Trust	CLDT	$599	$610
Corepoint Lodging	CPLG	n/a(1)	n/a(1)
Hersha Hospitality Trust	HT	$338	$397
Park Hotels & Resorts	PK	$2,651	$2,651
Pebblebrook Hotel Trust	PEB	$1,760	$1,772
RLJ Lodging Trust	RLJ	$1,692	$1,700
Ryman Hospitality Properties, Inc.	RHP	$4,458	$4,491
Summit Hotel Properties, Inc.	INN	$772	$887
Sunstone Hotel Investors, Inc.	SHO	$2,032	$2,032
Xenia Hotels & Resorts, Inc.	XHR	$1,501	$1,546
75th Percentile		$2,496	$2,496
Median		$1,726	$1,736
25th Percentile		$954	$1,052
DiamondRock Hospitality Company	DRH	$1,715	$1,721
Percentile Rank		48%	48%
Source: S&P Capital IQ
(1) Corepoint Lodging was acquired by Cerberus Capital Management and Highgate Hotels in March 2022.

Our executives’ target compensation for 2022 compared to the most recently disclosed (as of the fourth quarter of 2021) target compensation of executives in the revised lodging REIT competitive set is as follows:

Lodging REIT Competitive Set
Executive (1)	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Target Direct Compensation
Mr. Brugger	Chief Executive Officer	6 of 12	8 of 12	6 of 12	6 of 12
Mr. Donnelly	Chief Financial Officer	8 of 12	10 of 12	10 of 12	10 of 12
Mr. Leonard	Chief Operating Officer (1)	3 of 8	6 of 8	5 of 8	5 of 8
Mr. Furbay	Chief Investment Officer (1)	3 of 5	4 of 5	5 of 5	4 of 5
Mr. Tennis	General Counsel (1)	1 of 7	3 of 7	3 of 7	3 of 7

(1) Certain of the companies in the lodging REIT competitive set do not publicly report compensation for a Chief Operating Officer, Chief Investment Officer or General Counsel.
The table above reflects our relative ranking in target compensation for 2022 versus the most recently disclosed peer group data at the time of the analysis. The rankings are from highest to lowest, where "1" is the highest. For example, "8 of 12" means 8th highest of 12 in the competitive set, meaning 7 in the competitive set are higher and 4 are lower. Actual compensation may be above or below these targets, based on actual performance. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to a portion of the PSUs, relative to the peer group.
Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:
1.base salary;
2.cash incentive compensation program;
3.long-term incentive compensation; and
4.benefits and limited perquisites.
1.Base Salary

We review our executives’ base salaries annually in the fourth quarter of each calendar year.
Our primary compensation philosophy is to target our total compensation to be at or close to the median of our competitive set and to ensure that approximately half of the target compensation opportunity for our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to executives of the companies in our competitive set. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive set. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive set.
The base salaries for 2023, 2022 and 2021 are as follows:

Name	2023	2022	2021
Mark W. Brugger	$832,000	$800,000	$775,000
Jeffrey J. Donnelly	$511,700	$492,000	$464,000
Thomas G. Healy(1)	$—	$492,000	$478,000
Justin L. Leonard(2)	$511,700	$492,000	$—
Troy G. Furbay	$511,700	$492,000	$478,000
William J. Tennis	$454,500	$437,000	$424,000
(1) Mr. Healy resigned from the Company effective April 15, 2022.
(2) Mr. Leonard became our Executive Vice President, Asset Management and Chief Operating Officer effective July 18, 2022.
For the calendar year 2022, our Compensation Committee determined to increase the base salaries of Messrs. Furbay, Healy and Tennis by 3%, which was consistent with the increase in base salaries for other employees of the Company. The base salary for Mr. Donnelly was increased by approximately 6% in order to bring his salary closer to the median of the competitive set. Our Compensation Committee also increased the base salary for Mr. Brugger to $800,000 to bring it closer to the median. Mr. Brugger's base salary had not been increased since 2018. For the calendar year 2023, our Compensation Committee determined to increase the base salaries for each of our named executive officers by 4%.
2.Cash Incentive Compensation Program

We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year.

For 2022, our annual cash incentive compensation program was based on two components: (i) joint objectives for all executive officers, weighted 85% and (ii) individual objectives for each officer, weighted 15%.
Joint Objectives
The joint objectives portion of our annual cash incentive program included several financial and strategic objectives designed to best support our business. The most heavily weighted of the joint objectives was achievement of Hotel Adjusted EBITDA targets, weighted 55% of this component, in order to incentivize the executive officers to focus on increasing cash flow from our hotels. Hotel Adjusted EBITDA is the financial metric that is most closely aligned with hotel cash flow. In 2022, Hotel Adjusted EBITDA goals were established for the full fiscal year, as compared to 2021, which used two six-month periods.

In addition to the Hotel Adjusted EBITDA targets, the other joint objectives were constructed with the goal to achieving the Company’s strategic objectives. The Company is purposefully increasing its commitment to achieving ESG practices and disclosure and, consequently, goals to achieve specific ESG benchmarks were included in the joint objectives. For 2022, these targets were as follows:

•GRESB Real Estate Assessment score of 81 or higher
•GRESB Public Disclosure score of 81 or higher
•ISS Governance Score of 4 or better
•ISS Environmental Score of 4 or better
•ISS Social Score of 4 or better

Other joint objectives related to management of the Company's hotel portfolio, as well as goals related to capital preservation. The Company considered compliance with the financial covenants in our debt facilities and addressing our near-term debt maturities as vital to the Company’s ability to thrive during a period of great uncertainty. The ability to complete our capital projects on time and on budget is considered critical to thoughtful use of our capital. Throughout the year, maintaining liquidity was important for the financial health of the Company and the Company focused on many areas to preserve capital, such as reducing property taxes by successfully challenging tax assessments.

The following table reflects the joint objectives, the weighting for each objective and the achievement of each objective:

Objective	% of Overall	Achievement
Achieve Hotel Adjusted EBITDA of $233 million.	55%	Hotel Adjusted EBITDA was $312.1 million, an increase of 171% over 2021. 200% of target earned.
Achieve ESG benchmark objectives.	15%	Awarded a GRESB score of 82, ISS Governance Score of 3, ISS Environmental Score of 3 and ISS Social Score of 2. 200% of target earned.
Complete designated capital projects on time and on budget.	10%	All projects were completed or substantially completed with various achievements on timing and costs. 100% of target earned.
Achieve compliance with financial covenants and address 2023 debt maturities by the end of 2022.	5%	Achieved compliance with all financial covenants in the first quarter of 2022. Repaid all 2023 debt maturities with the proceeds from an expanded corporate credit facility. 200% of target earned.
Complete the acquisition of Tranquility Bay Beachfront Resort and one additional hotel.	5%	We acquired three hotels in 2022 for approximately $174 million. 179% of target earned.

Objective	% of Overall	Achievement
Complete a disposition analysis for two hotels and target one asset sale in 2022.	5%	The disposition analyses were completed and the Company marketed one hotel for sale, but did not execute a sale due to adverse debt markets. 50% of target earned.
Amend the management agreement for one of the Company's key hotels.	2.5%	The management agreement was amended on terms favorable to the Company in early 2022. 200% of target achieved.
Maintain property tax assessments for portfolio at pre-pandemic levels (2019).	2.5%	Property tax expense for the portfolio was 36% better than 2019. 200% of target earned.
Based on the achievements described above, our Compensation Committee determined the executives earned 166% of the target opportunity for the joint objectives component.
Individual Strategic Objectives

For 2022, 15% of each executive's annual cash incentive was based on the achievement of individual objectives. Our Compensation Committee established strategic objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities as they related to the Company’s overall business plan.
Our Compensation Committee assesses the individual achievements of each executive officer relative to the individual objectives and our Chief Executive Officer provides his assessment of each executive officer other than himself. In addition, the Chairman of the Board, Lead Director and Chair of our Nominating and Corporate Governance Committee collectively interview each executive officer and board member to prepare an assessment of the performance of our Chief Executive Officer, which assessment is delivered to our Board of Directors.
Each executive’s individual strategic objectives, along with our Compensation Committee’s determination of overall performance achievement for the individual strategic component, is summarized in the following tables:

Mark W. Brugger
Strategic Objective	Achievement (145% of target)
Oversee the joint objectives of the executive officers	The achievement of this objective matches the overall achievement of the joint objectives.
ESG goals	The achievement of this objective matches the achievement of the ESG joint objective.
Talent development	Established and nurtured individual development goals for each executive and successfully recruited a new Chief Operating Officer. 100% of target earned.
Professional development	Engaged an executive coach to to enhance executive team function and alignment. 100% of target earned.

Jeffrey J. Donnelly
Strategic Objective	Achievement (175% of target)
Balance sheet goals	Achieved compliance with all financial covenants in the first quarter of 2022. 200% of target earned.
ESG goals	The achievement of this objective matches the achievement of the ESG joint objective.
Property tax goals	Property tax expense for the portfolio was 36% better than 2019. 200% of target earned.
Talent development	Oversee finance and accounting team development with a focus on overlapping skill development to reduce risk. 100% of target earned.

Justin L. Leonard
Strategic Objective	Achievement (100% of target)
Oversee the 2023 operating budget process	Completed operating budget review meetings for each of the Company's hotels. 100% of target earned.
Oversee development of the 2023 capital budgets for each of the Company's hotels	Completed review of each hotel's capital budget for 2023 with a focus on the evaluation of and recommendation for five major capital projects scheduled for 2023. 100% of target earned.
Recruit executives for two key positions	Both key positions were filled by the end of 2022. 100% of target earned.

Troy G. Furbay
Strategic Objective	Achievement (143% of target)
Acquisition goals	The achievement of this objective matches the achievement of the acquisition joint objective.
Disposition goals	The achievement of this objective matches the achievement of the disposition joint objective.
Management agreement amendment for key hotel	The management agreement was amended on terms favorable to the Company in early 2022. 200% of target earned.

William J. Tennis
Strategic Objective	Achievement (167% of target)
ESG goals	The achievement of this objective matches the achievement of the ESG joint objective.
Dispute resolution	A settlement was reached related to a dispute under one of the Company's lease agreements in 2022. 100% of target earned.
Management agreement amendment for key hotel	The management agreement was amended on terms favorable to the Company in early 2022. 200% of target earned.

The annual incentive opportunity ranges for 2022 and the actual cash incentive compensation earned and paid for 2022 performance as a percentage of base salary were as follows:

	2022 Cash Incentive Opportunity (as % of Base Salary)			2022 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Target	% of Base Salary	$ Value
Mark W. Brugger	75%	150%	300%	176%	264%	$2,112,443
Jeffrey J. Donnelly	45%	90%	180%	180%	162%	$799,177
Justin L. Leonard	45%	90%	180%	169%	152%	$749,362
Troy G. Furbay	45%	90%	180%	176%	158%	$777,922
William J. Tennis	45%	90%	180%	179%	161%	$704,921
Mr. Healy was not eligible for a 2022 annual cash incentive award, since he resigned from the Company effective April 15, 2022.
3. Long-Term Incentive Compensation
Generally, we target providing approximately half of each executive’s target compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive set. On this basis, our Compensation Committee determined that Mr. Brugger’s long-term equity incentive award should be approximately 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow stockholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants. We generally grant equity awards annually in February.
Types of Awards
We grant an annual award to each executive officer, 50% of which consists of time-based vesting awards of restricted stock or long-term incentive plans units (“LTIP units”) and 50% of which consists of performance stock units, or PSUs, which are earned based on the achievement of specified performance criteria. Each of these types of awards is described in more detail below.
Restricted Stock
Fifty percent of the target annual long-term incentive for each executive officer is granted in restricted stock to align the interests of these executive officers with those of our stockholders and to help retain the services of these executives through multi-year vesting schedules. Our restricted stock awards generally vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest

LTIP Units
Beginning in 2019, our Compensation Committee provided each executive officer with the opportunity to elect to receive LTIP units in lieu of restricted stock. LTIP units are designed to qualify as “profits interests” in DiamondRock Hospitality Limited Partnership, the Company's operating partnership, for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common stock, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock. We believe that these full value awards provide alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.
Performance Stock Units
PSUs entitle each executive officer to earn shares of common stock subject to the achievement of certain performance targets. 50% of the PSUs may be earned based on three-year relative stockholder return and 50% may be earned based on achieving improvement in the market share for each of the Company’s hotels over the three-year performance period.

Each executive officer is granted a target number of PSUs. The actual number of PSUs earned will range from zero to 150% of the target number of PSUs. Earned shares, if any, vest at the end of the three-year performance period. Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as “re-invested” and are only earned to the extent the underlying PSU is also earned. PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
The relative total stockholder return PSUs are based on the Company’s percentile rank relative to a peer group at the end of the three-year performance period. The peer group is the same as the lodging REIT competitive set referred to above, with the addition of Host Hotels & Resorts. The number of PSUs earned is calculated in accordance with the following:

DiamondRock Hospitality Company Relative TSR Percentile Rank	Percent of Target PSUs Earned
< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
> or Equal to 75th Percentile	150%
The number of PSUs earned is linearly interpolated for achievement in between each of the performance levels. For the PSUs granted in 2018 and thereafter, the number of PSUs earned is subject to a negative TSR cap that limits the number of PSUs earned to no more than target if absolute TSR is negative for any performance period.
The Company's relative TSR for the three-year performance period ended February 2023 ranked at the 69th percentile, which would have resulted in 139% of the target number of relative total stockholder PSUs being earned. However, because our absolute TSR was negative for the performance period, the payout was capped at 100% of target.

The hotel market share PSUs are based on improvement in market share for each of the Company’s hotels during the three-year performance period. This is determined by establishing a baseline for each hotel of how well it is performing against its competitive set in its market at the beginning of the performance period. This is based on a report prepared for each hotel by STR Global, a well-recognized and universally accepted benchmarking service for the hospitality industry (“STR Report”). Improving the market share of our hotels leads to stronger results for our entire portfolio. At the end of the three-year performance period, a STR Report is again generated for each of our hotels. If 50% of our hotels have shown improvement by capturing a larger share of the market from its competitors over that three-year period, then the target number of PSUs for this component has been earned. The number of PSUs earned is calculated in accordance with the following:

Percentage of Hotels with Market Share Improvement	Percent of Target PSUs Earned
< 30%	0%
30%	50%
50%	100%
> or Equal to 75%	150%
The number of PSUs earned is linearly interpolated for achievement in between each of the performance levels.
The significant disruption to the travel industry as a result of the COVID-19 pandemic caused many hotels, both ours and those in our competitive sets, to close or operate with limited occupancy in 2020. As a result, the relevant data required to determine our market share performance for 2020, which was the intended baseline for the 2021 market share PSU award, was not available. Therefore, prior to the grant of PSUs in 2021, our Compensation Committee determined that the performance period should be two years, comparing the trailing 12-month market share of our hotels on December 31, 2021 to the trailing 12-month market share of our hotels on December 31, 2023. For the PSUs granted in 2022, the performance period reverted to three years.
For the hotel market share PSUs granted in 2020 and vested in February 2023, each executive officer earned 107% of the target hotel market share PSUs based on 54% of the Company's hotels improving market share over the performance period.
Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee believes that the PSU program, as currently designed, aligns our interests with those of stockholders because it calibrates earned compensation to our performance, measured both on an absolute basis and relative to our peers, which are investment alternatives for our stockholders.
Our Compensation Committee believes that our long-term incentive compensation program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value.
4.    Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Internal Revenue Code (the “Code”). All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Brugger, as a member of our Board of Directors, is entitled to annual reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels; however, Mr. Brugger has never used this benefit.
We also have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.

Severance Agreements
We have entered into severance agreements with each of our named executive officers, which provide them with certain severance benefits if employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to attract and retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Executive Officer Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Senior Executives
We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.
Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.
We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (six times in the case of the Chief Executive Officer and three times in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($8.27 per share for 2023). All named executive officers have met the ownership target except Messrs. Donnelly and Leonard, who joined the Company in 2019 and 2022, respectively, and have not yet accumulated enough shares to meet the ownership target. Neither Mr. Donnelly nor Mr. Leonard has sold any shares.

Clawback Policy
Our Board of Directors has adopted a policy that, in the event of a restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the named executive officers on the basis of having met or exceeded specific performance targets for performance periods. If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable. This policy will be updated to comply with the rules recently finalized by the SEC once the New York Stock Exchange issues its listing standards.
Hedging, Short Sales, and Pledging Policies
Our board of directors has adopted policies pursuant to which members of the Board of Directors, each named executive officer and certain other executives are prohibited from selling any securities of the Company that are not owned at the time of the sale (“short sale”); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan.

Tax Deductibility of Executive Compensation
The rules of the SEC require that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to the Chief Executive Officer and certain other highly compensated executive officers. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the Tax Cuts and Jobs Act enacted in 2017 (the “TCJA”) made certain changes to Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2018, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.
Under a series of private letter rulings issued by the Internal Revenue Service (the “IRS”) prior to the enactment of the TCJA, compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner was not subject to the limitation on deductibility under Section 162(m) of the Code to the extent such compensation was attributable to services rendered to the REIT’s operating partnership. In December 2019, the IRS issued proposed Treasury regulations under Section 162(m) of the Code (the “Proposed Regulations”) that overturn the guidance in the private letter rulings and apply Section 162(m) of the Code’s $1 million deduction limit to a REIT’s distributive share of any compensation paid by the REIT’s operating partnership to certain current and former executive officers of the REIT.  The guidance under the Proposed Regulations would apply to all compensation deductible in tax years ending on or after December 20, 2019 other than compensation paid pursuant to a written binding contract in effect on December 20, 2019 that is not subsequently materially modified.  This guidance represents a significant change in IRS guidance regarding the deductibility of compensation for REITs and, to the extent that compensation paid to our executive officers does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to U.S. federal income taxation as dividend income rather than return of capital.
However, in designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m) in order to maintain the flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals. Our Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.
Section 409A of the Internal Revenue Code
        Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not satisfy the requirements of Section 409A of the Code. We maintain a nonqualified deferred compensation plan for our executive officers and such plan, along with certain severance arrangements, bonus arrangements and equity awards, have all been structured in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide deferred stock units, which have been structured to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
        We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of the Proxy Statement for the fiscal year ended December 31, 2022.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of the Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of the Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Proxy Statement.

Submitted by the Compensation Committee

Bruce D. Wardinski, Chair
Timothy R. Chi
Michael A. Hartmeier
Kathleen A. Merrill
William J. Shaw
Tabassum S. Zalotrawala

EXECUTIVE OFFICER COMPENSATION SUMMARY

2022 Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(6)	Total ($)
Mark W. Brugger	2022	800,000	—	3,000,000	2,112,443	12,200	5,924,643
President and Chief Executive Officer	2021	775,000	—	6,000,000	1,902,774	11,600	8,689,374
	2020	775,000	871,875	3,000,000	—	11,400	4,658,275
Jeffrey J. Donnelly	2022	492,000	—	1,000,000	799,177	12,200	2,303,377
Executive Vice President and Chief Financial Officer	2021	464,000	—	1,900,000	694,738	11,600	3,070,338
	2020	464,000	313,200	800,000	—	11,400	1,588,600
Thomas G. Healy(1)	2022	143,500	—	1,000,000	—	12,200	1,155,700
Former Executive Vice President and Chief Operating Officer	2021	478,000	—	2,000,000	715,700	11,600	3,205,300
	2020	478,000	322,650	1,000,000	—	11,400	1,812,050
Justin L. Leonard(2)	2022	225,500	—	1,325,000	749,362	9,020	2,308,882
Executive Vice President, Asset Management and Chief Operating Officer	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—
Troy G. Furbay	2022	492,000	—	900,000	777,922	12,200	2,182,122
Executive Vice President and Chief Investment Officer	2021	478,000	—	1,800,000	715,700	11,600	3,005,300
	2020	478,000	322,650	900,000	—	11,400	1,712,050
William J. Tennis	2022	437,000	—	650,000	704,921	12,200	1,804,121
Executive Vice President and General Counsel	2021	424,000	—	1,050,000	615,767	11,600	2,101,367
	2020	424,000	286,200	650,000	—	11,400	1,371,600

(1)    Mr. Healy's employment with the Company ended on April 15, 2022. The amounts in the table above represent the compensation Mr. Healy received during his employment. The amounts in the Stock Awards column reflect the grant date fair value of the long-term incentive award granted to Mr. Healy in each year. Upon his resignation from the Company, Mr. Healy forfeited all unvested awards.
(2)    Mr. Leonard's employment with the Company commenced on July 18, 2022.
(3)    The 2020 amounts reflected in this column represent discretionary bonuses paid to the executive officers in recognition of their significant efforts and exceptional contributions in managing the Company through the COVID-19 pandemic.
(4)    The amounts reported under this column include restricted stock, LTIP unit and PSU awards, which are described above under the heading “3. Long-Term Incentive Compensation.” The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022. The amounts reported for 2021 include special retention awards granted to certain executives to ensure their retention in light of increased compensation for lodging industry talent. The table above shows the grant date fair value of the PSU awards based on probable outcome of the applicable performance conditions. The value of the PSU awards is dependent on the Company’s performance over a three-year period and there is no assurance that the awards will be earned. The maximum dollar value of the PSU awards granted in 2022 are as follows: Mr. Brugger - $2,250,000, Mr. Donnelly - $750,000, Mr. Healy - $750,000, Mr. Leonard - $993,750, Mr. Furbay - $675,000 and Mr. Tennis - $487,500.

(6)    All Other Compensation represents the annual 401k match for each executive.
Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based incentive awards granted in 2022 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Brugger		600,000	1,200,000	2,400,000	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	156,904	1,500,000
	2/22/2022	—	—	—	77,336	154,672	232,008	—	1,500,000
Jeffrey J. Donnelly		221,400	442,800	885,600	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	52,301	500,000
	2/22/2022	—	—	—	25,779	51,558	77,337	—	500,000
Thomas G. Healy (4)		221,400	442,800	885,600	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	52,301	500,000
	2/22/2022	—	—	—	25,779	51,558	77,337	—	500,000
Justin L. Leonard		221,400	442,800	885,600	—	—	—	—	—
	8/09/2022	—	—	—	—	—	—	71,084	662,500
	8/09/2022	—	—	—	34,934	69,868	104,802	—	662,500
Troy G. Furbay		221,400	442,800	885,600	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	47,071	450,000
	2/22/2022	—	—	—	23,201	46,402	69,603	—	450,000
William J. Tennis		196,650	393,300	786,600	—	—	—	—	—
	2/22/2022	—	—	—	—	—	—	33,996	325,000
	2/22/2022	—	—	—	16,756	33,512	50,268	—	325,000

(1)    At a Compensation Committee meeting held on February 14, 2023, we awarded each of our named executive officers, pursuant to the 2022 cash incentive compensation program, the following amounts: Mr. Brugger - $2,112,443; Mr. Donnelly - $799,177; Mr. Leonard - $749,362; Mr. Furbay - $777,922 and Mr. Tennis - $704,921. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)    Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.
(3)    Represents the grant date fair value of the restricted stock or LTIP unit awards as determined in accordance with FASB ASC Topic 718.
(4)    Mr. Healy resigned from the Company effective April 15, 2022. In connection with Mr. Healy's resignation, he forfeited the cash incentive compensation and stock awards granted to him in 2022, as well as the unvested portion of stock awards granted to him in 2020 and 2021.

Outstanding Equity Awards as of December 31, 2022
The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2022. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2022 with respect to its long-term equity incentive plan awards. Mr. Healy is not reported in the following table because he forfeited his outstanding equity awards upon his resignation from the Company effective April 15, 2022.

Name	Grant Date	Number of Shares or Units of Stock or LTIP Units That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mark W. Brugger	2/25/2020	52,192	(4)	427,452	250,424	2,050,973
	3/2/2021	106,383	(5)	871,277	241,824	1,980,539
	3/2/2021	319,149	(6)	2,613,830	—	0
	2/22/2022	156,904	(7)	1,285,044	232,890	1,907,369
Jeffrey J. Donnelly	11/12/2019	63,976	(8)	523,963	—	0
	2/25/2020	13,918	(4)	113,988	66,779	546,920
	3/2/2021	33,688	(5)	275,905	76,578	627,174
	3/2/2021	101,064	(6)	827,714	—	0
	2/22/2022	52,301	(7)	428,345	77,631	635,798
Justin L. Leonard	8/9/2022	71,084	(9)	582,178	105,201	861,596
Troy G. Furbay	2/25/2020	15,657	(4)	128,231	75,125	615,274
	3/2/2021	31,915	(5)	261,384	72,548	594,168
	3/2/2021	95,745	(6)	784,152	—	0
	2/22/2022	47,071	(7)	385,511	69,867	572,211
William J. Tennis	2/25/2020	11,309	(4)	92,621	54,258	444,373
	3/2/2021	23,049	(5)	188,771	52,397	429,131
	3/2/2021	42,553	(6)	348,509	—	0
	2/22/2022	33,996	(7)	278,427	50,460	413,267
(1)    Represents the number of unvested time-based restricted stock and LTIP unit awards as of December 31, 2022.
(2)    Based on the closing price of our common stock on December 31, 2022, which was $8.19.
(3)    Represents PSU awards, which are described at “3. Long-Term Incentive Compensation” above. In accordance with the SEC rules, the amounts shown represent the maximum number of units that may vest (and settle in the form of common stock) under this performance-based award.
(4)    Represents a restricted stock award, or with respect to Messrs. Furbay and Tennis a LTIP unit award. Each award vests ratably on February 27 of 2021, 2022 and 2023, subject to the executive's continued employment.
(5)    Represents a restricted stock award that vests ratably on February 27 of 2022, 2023 and 2024, subject to the executive's continued employment.
(6)    Represents a restricted stock award that vests as follows: 25% on February 27, 2024, 25% on February 27, 2025 and 50% on February 27, 2026, subject to the executive's continued employment, except for Mr. Tennis's award which vests 100% on February 27, 2024.
(7)    Represents a restricted stock award that vests ratably on February 27 of 2023, 2024 and 2025, subject to the executive's continued employment.
(8)    Represents a restricted stock award that vests on February 27, 2023, subject to the executive's continued employment.
(9)    Represents a LTIP unit award that vests ratably on August 9 of 2023, 2024, 2025, 2026 and 2027, subject to the executive's continued employment.

Option Exercises and Stock Vested in 2022

The following table presents, for each of our named executive officers, the shares of common stock that were acquired upon vesting of restricted stock and PSU awards and the related value realized during the fiscal year ended December 31, 2022.

Name	Number of Shares Acquired on Vesting of Restricted Stock Awards	Number of LTIP Units Acquired on Vesting of LTIP Unit Awards	Number of Shares Acquired on Vesting of PSUs(1)	Value Realized on Vesting(2)
Mark W. Brugger	105,383	45,384	158,571	$2,954,178
Jeffrey J. Donnelly	30,762	—	—	$293,777
Thomas G. Healy	35,127	12,519	43,744	$872,775
Troy G. Furbay	15,957	29,352	47,844	$889,611
William J. Tennis	11,525	21,167	34,448	$641,187

(1)    The number of shares issued upon the vesting of PSU awards granted in 2019 equaled 106% of the target award.
(2)    Based on the closing price of our common stock on the vesting date, which was $9.55.
Nonqualified Deferred Compensation Plan
In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.
The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2022, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2022.

Name	Type of Compensation	Executive Contributions in 2022 ($)(1)	Company Contributions in 2022 ($)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at 12/31/2022 ($)
Mark W. Brugger	Cash	—	—	(198,462)	—	911,826
	Equity	1,514,353	—	(1,212,860)	—	7,050,173
Jeffrey J. Donnelly	Cash	—	—	—	—	—
	Equity	132,917	—	(38,692)	—	227,977
Thomas G. Healy	Cash	—	—	—	—	—
	Equity	753,218	—	(343,876)	—	2,010,637
Justin L. Leonard	Cash	—	—	—	—	—
	Equity	—	—	—	—	—
Troy G. Furbay	Cash	—	—	(266,628)	—	1,303,880
	Equity	456,919	—	(486,366)	—	2,821,725
William J. Tennis	Cash	—	—	(313,574)	—	1,755,878
	Equity	328,978	—	(395,442)	—	2,292,676
(1)    Reflects the deferral of base salary, annual cash incentive compensation and/or long-term equity incentive compensation received in 2022 under the deferred compensation plan. Such amounts are reflected in the Summary Compensation Table.
Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant’s termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant’s retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, provided that such distribution date is at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to Messrs. Donnelly, Furbay and Tennis, the sum of (x) their then current base salary and (y) their target bonus under our annual cash incentive compensation program. If Mr. Leonard is entitled to receive cash severance benefits in connection with a termination following a change of control of the Company, he will receive a lump sum payment equal to two times (through the second anniversary of the commencement of employment), then one and one-half times (through the fourth year of the commencement of employment), and then one time thereafter, the sum of (x) his current base salary and (y) his target bonus under our annual cash incentive program. If Mr. Leonard’s employment is terminated without cause or he resigns with good reason not in connection with a change in control, he will be entitled to a lump sum payment equal to the sum of (x) his then current base salary and (y) his target bonus under our annual cash compensation program.
In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) in the cases of death or disability, the immediate vesting of any unvested portion of any restricted stock, LTIP unit or PSU award previously issued to the executive. If we terminate the executive’s employment without cause or such executive resigns with good reason, the executive can retain his PSU awards, but he will not receive any shares until the end of the performance period and the number of shares issued will equal the target amount. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of PSUs earned based on the performance as of the date immediately prior to the change in control, but such awards may remain subject to service vesting for the remainder of the performance period, which vesting will be accelerated if there is a subsequent involuntary termination.
In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock, LTIP unit and PSU awards, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.
For the agreements entered into prior to 2009, which includes only the agreement for Mr. Brugger, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, Mr. Brugger, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on him under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. Under the agreements for each of the other executive officers, no excise tax gross-up protection is provided.
On March 12, 2021, we entered into an amendment (the “First Amendment”) to the severance agreement dated as of December 16, 2009 between the Company and Mr. Tennis (the “Severance Agreement”). Pursuant to the First Amendment, a “retirement” will be deemed to have occurred under the Severance Agreement if Mr. Tennis voluntary resigns from the Company (other than for good reason) (the “Date of Termination”) on or after December 31, 2021 and with appropriate notice.

Pursuant to the First Amendment, the Severance Agreement was amended to provide that if Mr. Tennis’s employment terminates because of his retirement, then in addition to any accrued salary and bonus that he is currently entitled to: (i) any equity compensation awards that are subject to time-based vesting shall become 100% vested as of the Date of Termination, except that the vesting terms of the Special Retention Award with respect to a retirement shall be governed by the terms of the Special Retention Award; and (ii) all other equity compensation awards (such as restricted stock that vests based on one or more performance metrics) shall continue to vest on the terms as set forth in the equity compensation award agreement as if Mr. Tennis remained continuously employed by the Company through all vesting events.
The First Amendment also provides that in the event that Mr. Tennis is terminated by the Company without cause or terminates his employment for good reason before the earlier of December 31, 2023 or his retirement, Mr. Tennis will receive, as his Severance Agreement currently provides, an amount equal to two times (the “Multiplier”) the sum of Mr. Tennis’s (i) base salary and (ii) target annual bonus, provided, that if Mr. Tennis remains employed by the Company following December 31, 2022, the Multiplier will gradually be reduced to zero after the end of 2023.
The following table sets forth a summary of our payment obligations pursuant to the severance agreements as of December 31, 2022:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated without Cause or Resigned with Good Reason(1)(2)	Retirement(3)
Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of LTIP units	No	No	No	Yes
Immediate vesting of LTIP units	No	Yes	Yes	No
Continued vesting of PSUs	No	No	Yes	Yes
Immediate vesting of PSUs	No	Yes	No	No
Modified tax-gross up	N.A.	N.A.	(4)	N.A
(1)    “Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
(2)    “Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.
(3)    “Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion. See above for a discussion of the payment obligations to Mr. Tennis upon Retirement under his amended severance agreement.
(4)    Mr. Brugger is eligible to receive a modified excise tax gross-up, which is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. The other executive officers are not entitled to receive an excise tax gross up.
Upon Mr. Healy's resignation from the Company effective April 15, 2022, he forfeited the cash incentive compensation stock awards granted to him in 2022, as well as the unvested portion of stock awards granted to him in 2020 and 2021.

Cost of Termination under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our named executive officers were terminated as of December 31, 2022 under the terms of our severance agreements in place as of that date:

	Cash Severance	Prorated Target Bonus for Year of Termination	Continued Medical and Dental Benefits(1)	Value of Unvested Shares and LTIP Units(2)	Value of Unvested PSUs(3)	Cost of Excise Tax Gross Up(4)	Total Cost of Termination
Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Jeffrey J. Donnelly	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Justin L. Leonard	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Troy G. Furbay	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
William J. Tennis	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
							$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	$6,000,000	$1,200,000	$81,229	$3,581,102	$3,921,650	n.a.	$14,783,981
Jeffrey J. Donnelly	$1,869,600	$442,800	$53,055	$1,671,779	$1,194,061	n.a.	$5,231,295
Justin L. Leonard	$1,869,600	$442,800	$57,070	$582,178	$574,397	n.a.	$3,526,045
Troy G. Furbay	$1,869,600	$442,800	$46,785	$1,072,917	$1,176,485	n.a.	$4,608,587
William J. Tennis	$1,660,600	$393,300	$47,697	$780,271	$849,696	n.a.	$3,731,564
							$31,881,472
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	$6,000,000	$1,200,000	$81,229	$5,254,720	$3,921,650	$5,402,678	$21,860,277
Jeffrey J. Donnelly	$1,869,600	$442,800	$53,055	$2,201,758	$1,194,061	n.a.	$5,761,274
Justin L. Leonard	$1,869,600	$442,800	$57,070	$582,178	$574,397	n.a.	$3,526,045
Troy G. Furbay	$1,869,600	$442,800	$46,785	$1,575,004	$1,176,485	n.a.	$5,110,674
William J. Tennis (5)	$1,065,853	$393,300	$47,697	$917,292	$849,696	n.a.	$3,273,838
							$39,532,108
Death or Disability
Mark W. Brugger	$—	$1,200,000	$81,229	$3,581,102	$3,921,650	n.a.	$8,783,981
Jeffrey J. Donnelly	$—	$442,800	$53,055	$1,671,779	$1,194,061	n.a.	$3,361,695
Justin L. Leonard	$—	$442,800	$57,070	$582,178	$574,397	n.a.	$1,656,445
Troy G. Furbay	$—	$442,800	$46,785	$1,072,917	$1,176,485	n.a.	$2,738,987
William J. Tennis	$—	$393,300	$47,697	$780,271	$849,696	n.a.	$2,070,964
							$18,612,072
Retirement
Mark W. Brugger	$—	$1,200,000	$—	$5,254,720	$3,921,650	n.a.	$10,376,370
Jeffrey J. Donnelly	$—	$442,800	$—	$2,201,758	$1,194,061	n.a.	$3,838,619
Justin L. Leonard	$—	$442,800	$—	$582,178	$574,397	n.a.	$1,599,375
Troy G. Furbay	$—	$442,800	$—	$1,575,004	$1,176,485	n.a.	$3,194,289
William J. Tennis	$—	$393,300	$—	$917,292	$849,696	n.a.	$2,160,288
							$21,168,941

(1)    The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2022. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.
(2)    Represents the value of the unvested shares and LTIP units as of December 31, 2022 calculated using $8.19 per share, the closing price of our common stock on December 31, 2022, and unvested cash dividends on those shares.
(3)    For valuation purposes, we have assumed the December 31, 2022 stock price of $8.19, the 2020 and 2021 PSU awards would be earned at 100% of target and the 2022 PSUs would be earned at 94% of target. However, except in the case of a change in control, PSU awards will not be earned and converted into shares of common stock until the end of the performance period.
(4)    The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2022, (ii) all the named executive officers are terminated on December 31, 2022 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2022 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2022. Only Mr. Brugger would be eligible for an excise tax gross-up.
(5)    The amount of severance benefits payable to Mr. Tennis is subject to excise tax, therefore his cash severance has been reduced by $594,747 so that the payment does not trigger the excise tax.
The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.
Pay Ratio Disclosure Rule
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Brugger.
We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. The purpose of the new required disclosure is to provide a measure of the equability of pay within the organization. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.
For 2022, the annual total compensation of Mr. Brugger of $5,924,643 as shown in the Summary Compensation Table above, was approximately 22 times the annual total compensation of $276,110 of a median employee calculated in the same manner. We identified the median employee using the annual base salary and target annual cash incentive compensation, as of December 31, 2022, plus the grant date fair value of any long-term equity incentive awards granted in 2022 for all individuals, who were employed by us on December 31, 2022, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis).
Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:
•A list of the most important measures that our Compensation Committee used in 2022 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;
•A table that compares the total compensation of our named executive officers (“NEOs”) as presented in the Summary Compensation Table (“SCT”) to CAP and that compares CAP to specified performance measures; and
•Graphs that describe:
•the relationship between our total shareholder return (“TSR”) and the TSR of the Dow Jones U.S. Hotel & Lodging REITs Index (“Peer Group TSR”); and

•the relationships between CAP and our cumulative TSR, GAAP net income and our Company selected measure, Hotel Adjusted EBITDA.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP net income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis (“CD&A”) on pages 29 to 45 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.
Performance Measures Used for Linking Pay and Performance
The following is a list of performance measures, which we believe represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2022. Each metric below is used for purposes of determining payouts under either our annual cash incentive program or vesting of our PSUs. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.
•Hotel Adjusted EBITDA
•Relative TSR
•Hotel Market Share
Hotel Adjusted EBITDA was selected as the Company-selected measure for the Pay versus Performance table that follows because this performance measure has the strongest alignment with the key attributes of our operating plan and drives the creation of long-term shareholder value.
Pay Versus Performance Table
Below is the disclosure for our Chief Executive Officer (“CEO”) and the average of our NEOs other than the CEO for 2022, 2021 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income (in millions)	Hotel Adjusted EBITDA (in millions)
					Total Shareholder Return	Peer Group Total Shareholder Return
2022	$5,924,643	$4,450,994	$1,950,840	$958,096	$75	$77	$110	$312
2021	$8,689,374	$9,994,674	$2,845,576	$3,174,528	$87	$81	$(195)	$115
2020	$4,658,275	$2,313,405	$1,621,075	$1,088,121	$74	$68	$(396)	$(38)
Column (b): Reflects the compensation amounts reported in the Summary Compensation Table for Mr. Brugger, our CEO, for each of the respective years shown.
Column (c): CAP to our CEO is computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, reconciliation of the adjustments made from SCT total compensation to CAP for Mr. Brugger is set forth following the footnotes to this table.
Column (d): For 2022, other NEOs are Messrs. Donnelly, Healy, Furbay, Tennis, and Leonard. For 2021 and 2020, other NEOs are Messrs. Donnelly, Healy, Furbay, and Tennis.
Column (e): Average CAP to our other NEOs is computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, reconciliation of the adjustments made from SCT total compensation to CAP for the average of the other NEOs is set forth following the footnotes to this table.
Column (f): Represents the cumulative TSR of the Company for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.

Column (g): Represents the cumulative TSR of the Dow Jones U.S. Hotel & Lodging REITs Index, which is an industry index reported in the performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.
Column (h): GAAP net income as reported in the Consolidated Statements of Income in the Company's Annual Report on Form 10-K for each fiscal year in the table.
Column (i): The Company's Hotel Adjusted EBITDA, which is the Company-Selected Measure, as calculated for purposes of our annual incentive plan for 2022. See Appendix for a definition of Hotel Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of Hotel Adjusted EBITDA to GAAP net income.
Reconciliation from SCT Total Compensation to CAP

	2022		2021		2020
	CEO	Average Other NEOs	CEO	Average Other NEOs	CEO	Average Other NEOs
Summary Compensation Table Total	$5,924,643	$1,950,840	$8,689,374	$2,845,576	$4,658,275	$1,621,075
Minus Change in Pension Value Reported in Summary Compensation Table	$—	$—	$—	$—	$—	$—
Plus Pension Value Service Cost	$—	$—	$—	$—	$—	$—
Minus Stock Award and Option Value Reported in Summary Compensation Table for the Covered Year	$(3,000,000)	$(975,000)	$(6,000,000)	$(1,687,500)	$(3,000,000)	$(837,500)
Plus (Minus) EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY	$2,665,505	$693,827	$6,113,373	$1,718,663	$2,698,952	$753,458
Plus (Minus) Change from BOY to EOY Fair Value of Equity Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY	$(1,029,383)	$(179,570)	$830,321	$218,082	$(1,469,515)	$(337,267)
Plus Fair Value at Vesting Date of Awards Granted and Vested During the Fiscal Year	$—	$—	$—	$—	$—	$—
Plus (Minus) Change in Fair Value from BOY to Vesting Date of Equity Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year	$(109,771)	$(16,645)	$361,606	$79,707	$(574,307)	$(111,645)
Minus Fair Value at BOY of Equity Awards Granted in Prior Year that are Forfeited During the Fiscal Year	$—	$(517,121)	$—	$—	$—	$—
Plus Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$1,765	$—	$—	$—	$—
Compensation Actually Paid	$4,450,994	$958,096	$9,994,674	$3,174,528	$2,313,405	$1,088,121
The fair value of time-based awards used to calculate CAP is based on the Company’s closing stock price on each valuation date and includes the cash value of accrued dividends. The fair value of hotel market share PSUs used to calculate CAP is based on the Company’s closing stock price on each valuation date, assumes estimated performance results as of the end of each reporting year and includes the value of accrued reinvested dividends. The fair value of relative TSR PSUs used to calculate CAP was based on the Company’s fair value per share on each valuation date, assumes estimated performance results as of the end of each reporting year and includes the value of accrued reinvested dividends.

Relationship between Company TSR and Peer Group TSR and CAP and Company TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and Average Other NEOs. As the graphs illustrate, CAP was below SCT total compensation in years when our TSR declined, and CAP was above SCT total compensation in years when our TSR increased.
Relationship between CAP and GAAP Net Income, and CAP and Hotel Adjusted EBITDA (our Company-Selected Measure)
GAAP net income is not used as a performance measure in our incentive plans because we do not believe it adequately reflects the performance of our hotels and does not facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. GAAP net income is reduced by depreciation and amortization, which is a significant non-cash expense that does not typically correspond to a reduction in real estate value. For these reasons, CAP amounts do not have a strong relationship to the Company’s GAAP net income.
The graph below reflects the relationship between the CEO and Average Other NEOs CAP versus our Hotel Adjusted EBITDA for each fiscal year. Although Hotel Adjusted EBITDA is an important operational metric to our business, CAP amounts do not have a strong relationship to Hotel Adjusted EBITDA. This is because Hotel Adjusted EBITDA determined a portion of each executive’s annual cash incentive award in 2021 and 2022 and the annual cash incentive comprises only about 24% of each executive’s total pay opportunity. Because long-term equity compensation is weighted more heavily (60% for our CEO and approximately 50% on average for our other NEOs), CAP has a stronger relationship to our TSR.

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2022 and 2021. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Audit Fees
Recurring audit (1)	$948,500	$813,338
Audit-related fees (2)	—	—
Comfort letters, consents and assistance with documents filed with the SEC	100,000	119,000
Subtotal	1,048,500	932,338
Tax Fees	—	—
All Other Fees	—	—
Total	$1,048,500	$932,338
(1)    2022 amount includes $918,500 of recurring audit and quarterly review fees and $30,000 of fees for audits required by others. 2021 amount includes $788,338 of recurring audit and quarterly review fees and $25,000 of fees for audits required by others.
(2)    Audit-related fees include fees for professional services rendered for consulting services related to the evaluation or implementation of accounting and reporting standards.
Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2022 and 2021. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG LLP during the audit of our financial statements.
Policy for Hiring Members of our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PwC LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for internal audit services rendered by PwC LLP for the years ended December 31, 2022 and 2021 were $605,000 and $474,000, respectively.

AUDIT COMMITTEE REPORT
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2022. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2022 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2022 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:
1.    have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2022;
2.    have discussed with representatives of KPMG LLP the matters required to be discussed with them under the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
3.    have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from DiamondRock and management.
In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

William J. Shaw, Chair
Timothy Chi
Michael A. Hartmeier
Kathleen A. Merrill
Bruce D. Wardinski
Tabassum S. Zalotrawala

PRINCIPAL AND MANAGEMENT STOCKHOLDERS
The table below shows the amount of our common stock beneficially owned as of March 10, 2023 by (i) each director and nominee for director, (ii) our named executive officers, (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of our common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 10, 2023, including any shares which could be purchased by the exercise of options at or within 60 days after March 10, 2023.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors and executive officers have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent (1)
Directors and named executive officers:
William W. McCarten	374,283	(2)	*
Mark W. Brugger	1,548,960	(3)	*
Timothy Chi	82,451		*
Michael A. Hartmeier	44,259	(4)	*
Kathleen A. Merrill	20,694	(5)	*
William J. Shaw	71,721		*
Bruce D. Wardinski	97,865		*
Tabassum S. Zalotrawala	—	(6)	*
Jeffrey J. Donnelly	281,104	(7)	*
Justin L. Leonard	50,336	(8)	*
Troy G. Furbay	171,938	(9)	*
William J. Tennis	149,538	(10)	*
Directors and executive officers as a group (12 persons)(11)	2,893,149		1.4%
5% Holders:
BlackRock, Inc.(12)	40,344,471		19.1%
The Vanguard Group(13)	37,366,640		17.7%
State Street Corporation(14)	13,816,790		6.5%
FMR LLC(15)	13,342,128		6.3%
* Represents less than 1% of the number of shares of common stock outstanding as of March 10, 2023.

(1)    Calculated using 210,977,631 shares of common stock outstanding as of March 10, 2023, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.
(2)    In accordance with the SEC rules, this does not include 30,713 deferred stock units granted to Mr. McCarten.
(3)    Mr. Brugger’s shares include (i) 476,944 shares of unvested restricted stock granted to him under our Incentive Plan, as amended (the “Incentive Plan”) and (ii) 1,072,016 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 860,827 deferred stock units, 483,884 unvested PSUs or 303,935 LTIP units granted to Mr. Brugger.
(4)    In accordance with the SEC rules, this does not include 20,734 deferred stock units granted to Mr. Hartmeier.
(5)    In accordance with the SEC rules, this does not include 33,280 deferred stock units granted to Ms. Merrill.
(6)    In accordance with the SEC rules, this does not include 20,694 deferred stock units granted to Ms. Zalotrawala.
(7)    Mr. Donnelly’s shares include (i) 214,296 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 66,808 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 88,086 deferred stock units or 164,098 unvested PSUs granted to Mr. Donnelly.
(8)    Mr. Leonard’s shares include 50,336 shares of unvested restricted stock granted to him under our Incentive Plan. In accordance with the SEC rules, this does not include 120,186 unvested PSUs or 71,084 LTIP units granted to Mr. Leonard.
(9)    Mr. Furbay’s shares include (i) 143,084 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 28,854 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 396,656 deferred stock units, 147,919 unvested PSUs or 141,185 LTIP units granted to Mr. Furbay.
(10)    Mr. Tennis’ shares include (i) 76,741 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 72,797 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 317,581 deferred stock units, 104,844 unvested PSUs or 99,855 LTIP units granted to Mr. Tennis.
(11)    Includes an aggregate of 1,931,748 shares of common stock and 961,401 shares of unvested restricted stock.
(12)    Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock Inc. has sole voting power with respect to 39,747,379 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
(13)     Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 9, 2023. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that The Vanguard Group, Inc. has shared voting power with respect to 342,336 shares of common stock, sole dispositive power with respect to 36,811,307 shares of common stock and shared dispositive power with respect to 555,333 shares of common stock.
(14)    Based solely on information contained in a Schedule 13G/A filed by State Street Corporation with the SEC on February 1, 2023. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02211. The Schedule 13G/A indicates that State Street Corporation has shared voting power with respect to 10,904,793 shares of common stock and shared dispositive power with respect to all of the shares of common stock.
(15)    Based solely on information contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2023. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. The Schedule 13G/A indicates that FMR LLC has sole voting power with respect to 13,334,103 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

Related Party Transactions
There were no material related party transactions during 2022. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters - Other Corporate Governance Matters  - Conflicts of Interest” elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2022, our Compensation Committee consisted of Messrs. Chi, Hartmeier, Shaw and Wardinski and Mses. Merrill and Zalotrawala. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2022 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

OTHER MATTERS
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2024 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2024 annual meeting must be received by us no later than the close of business on November 25, 2023. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary.
In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2024 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received by our Company between October 26, 2023 and November 25, 2023. Our Bylaws state that such notice and other required information must be received by our Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Other Stockholder Proposals
Our Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 150 days and not later than 120 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced, whichever is later. Accordingly, such notice must be received in writing at our principal executive office not earlier than October 26, 2023 nor later than November 25, 2023, unless our 2024 annual meeting of stockholders is scheduled to take place before April 2, 2024 or after June 1, 2024. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. The notice of nomination must also set forth the information required by Rule 14a-19 under the Exchange Act. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in our Bylaws.

APPENDIX
Hotel Adjusted EBITDA
Hotel Adjusted EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate general and administrative expenses (shown as corporate expenses on the consolidated statements of operations), (5) non-cash lease expense and other amortization, and (6) certain other items as more fully described in “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2022. We believe that Hotel Adjusted EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), and our corporate-level expenses (corporate expenses and hotel acquisition costs). With respect to Hotel Adjusted EBITDA, we believe that excluding the effect of corporate-level expenses provides a more complete understanding of the operating results over which individual hotels and third-party management companies have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
Reconciliation of Hotel Adjusted EBITDA to GAAP Net Income
The following table is a reconciliation of our GAAP net income to Hotel EBITDA and Hotel Adjusted EBITDA (in thousands):

	Year Ended December 31,
	2022	2021	2020
Net income (loss)	$109,705	$(195,405)	$(396,027)
Interest expense	38,283	37,043	53,995
Income tax expense (benefit)	2,607	3,267	(26,452)
Real estate related depreciation and amortization	108,849	102,963	114,716
EBITDA	259,444	(52,132)	(253,768)
Corporate expenses	31,790	32,552	27,401
Interest and other income, net	(255)	(947)	(391)
Uninsured costs related to natural disasters	—	298	—
Professional fees and pre-opening costs related to Frenchman's Reef	—	1,388	1,012
Impairment losses	2,843	126,697	174,120
Loss on sale of hotel properties	1,659	—	—
Loss on early extinguishment of debt	9,766	—	—
Hotel EBITDA	305,247	107,856	(51,626)
Non-cash lease expense and other amortization	6,226	6,673	6,910
Hotel manager transition items	1,164	651	(434)
Severance costs	(532)	(37)	7,648
Hotel Adjusted EBITDA	$312,105	$115,143	$(37,502)

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/01/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/01/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all of the nominees listed in 1a - 1h:

1. Election of Directors

Nominees	For	Against	Abstain
1a. William W. McCarten	☐	☐	☐
1b. Mark W. Brugger	☐	☐	☐
1c. Timothy R. Chi	☐	☐	☐
1d. Michael A. Hartmeier	☐	☐	☐
1e. Kathleen A. Merrill	☐	☐	☐
1f. William J. Shaw	☐	☐	☐
1g. Bruce D. Wardinski	☐	☐	☐
1h. Tabassum S. Zalotrawala	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To approve, on a non-binding, advisory basis, the frequency of future non-binding, advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2023.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000595862_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and AR/Form 10-K are available at www.proxyvote.com

DIAMONDROCK HOSPITALITY COMPANY

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement and hereby appoints William J. Tennis, as attorney-in-fact and proxy of the undersigned, with full power of substitution of him, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held virtually at www.virtualshareholdermeeting.com/DRH2023 on Tuesday, May 2, 2023 at 10:00 a.m. Eastern Time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4 AND FOR THE "1 YEAR" FREQUENCY IN PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

0000595862_2 R1.0.0.6

Continued and to be signed on reverse side